                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT



                            DATED AS OF APRIL 6, 2002

                                     BETWEEN

                               NEWMARK HOMES CORP.

                                       AND

                             STANDARD PACIFIC CORP.



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                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I DEFINITIONS............................................................................................1
ARTICLE II STOCK PURCHASE........................................................................................8
2.1      Sale and Delivery.......................................................................................8
2.2      Purchase Price..........................................................................................8
2.3      Closing.................................................................................................9
2.4      Post-Closing Adjustments................................................................................9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER............................................................11
3.1      Ownership of Shares....................................................................................11
3.2      Authorization, Validity, and Effect of Agreements......................................................11
3.3      No Violations; Consents................................................................................12
3.4      No Brokers.............................................................................................12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER  AS TO THE SUBJECT COMPANIES................................13
4.1      Existence; Good Standing; Compliance with Law..........................................................13
4.2      Capitalization.........................................................................................13
4.3      Subsidiaries...........................................................................................14
4.4      Other Interests........................................................................................14
4.5      Material Contracts; No Violation.......................................................................15
4.6      Financial Statements; Projections; Undisclosed Liabilities.............................................18
4.7      Compliance; Permits; Litigation........................................................................19
4.8      Absence of Certain Changes.............................................................................20
4.9      Taxes..................................................................................................21
4.10     Certain Employee Plans.................................................................................22
4.11     Labor Matters..........................................................................................24
4.12     No Brokers.............................................................................................25
4.13     Environmental Matters..................................................................................25
4.14     Related Party Transactions.............................................................................27
4.15     Restrictions on Business Activities....................................................................28
4.16     Real Property..........................................................................................28
4.17     Intellectual Property..................................................................................32
4.18     Insurance..............................................................................................32
4.19     Assets Other than Real Property Interests..............................................................33
4.20     Antitakeover Statutes..................................................................................34
4.21     Warranties.............................................................................................34
4.22     Suppliers, Distributors and Subcontractors.............................................................34
4.23     Obligations to Key Employees...........................................................................35

4.24     Disclosure.............................................................................................35
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................35
5.1      Existence; Good Standing; Corporate Authority; Compliance with Law.....................................35
5.2      Authorization, Validity, and Effect of Agreements......................................................36
5.3      No Violation...........................................................................................36
5.4      No Brokers.............................................................................................36
5.5      Funds..................................................................................................36
5.6      Investment Purpose.....................................................................................36
5.7      Access to Information..................................................................................37
5.8      Limited Representations................................................................................37
5.9.     No Discoveries of Any Breach of Representations and Warranties.........................................37
ARTICLE VI COVENANTS............................................................................................38
6.1      Conduct of Business....................................................................................38
6.2      Further Action.........................................................................................40
6.3      Access to Information; Confidentiality.................................................................40
6.4      Publicity..............................................................................................41
6.5      Expenses...............................................................................................41
6.6      Certain Benefits.......................................................................................42
6.7      Third Party Offers.....................................................................................44
6.8      Non-Solicitation.......................................................................................44
6.9      Acquired Company Directors and Officers................................................................46
6.10     Corporate Actions......................................................................................46
6.11     Insurance..............................................................................................46
6.12     Release of Credit Enhancements or Indemnification......................................................47
6.13     Mortgage Services......................................................................................47
6.14     Park/Walnut Creek Investors............................................................................47
ARTICLE VII SURVIVAL; INDEMNIFICATION...........................................................................47
7.1      Survival of Representations and Warranties.............................................................47
7.2      Indemnification........................................................................................48
7.3      Time Limitations.......................................................................................48
7.4      Other Limitations......................................................................................49
7.5      Procedures Relating to Indemnification Involving Third Parties.........................................50
7.6      Other Claims...........................................................................................52
7.7      Sole and Exclusive Remedy..............................................................................52
ARTICLE VIII TAX MATTERS........................................................................................52
8.1      Section 338(h)(10) Elections...........................................................................52
8.2      Indemnification Obligations With Respect to Taxes......................................................53
8.3      Tax Returns and Payment Responsibility.................................................................55

8.4      Contest Provisions.....................................................................................56
8.5      Tax Sharing Agreement..................................................................................56
8.6       Assistance and Cooperation............................................................................57
8.7      Retention of Records...................................................................................57
8.8      Other Provisions.......................................................................................57
ARTICLE IX WARRANTY INDEMNIFICATION.............................................................................57
9.1      Warranty Indemnification...............................................................................57
9.2      Management of Warranty Claims..........................................................................58
9.3      Further Assurances.....................................................................................58
9.4      Reimbursement..........................................................................................58
9.5      Indemnification........................................................................................59
9.6      Time Limitations.......................................................................................59
9.7      Other Limitations......................................................................................59
ARTICLE X CONDITIONS............................................................................................60
10.1     Conditions to Each Party's Obligation to Effect the Stock Purchase.....................................60
10.2     Conditions to Obligations of Buyer.....................................................................60
10.3     Conditions to Obligations of Seller....................................................................62
10.4     Supplemental Disclosure................................................................................63
ARTICLE XI TERMINATION..........................................................................................64
11.1     Termination by Mutual Consent..........................................................................64
11.2     Termination by Either Buyer or Seller..................................................................64
11.3     Termination by Seller..................................................................................64
11.4     Termination by Buyer...................................................................................64
11.5     Effect of Termination..................................................................................65
ARTICLE XII MISCELLANEOUS.......................................................................................65
12.1     Entire Agreement; Assignment...........................................................................65
12.2     Validity...............................................................................................66
12.3     Notices................................................................................................66
12.4     Governing Law..........................................................................................67
12.5     Construction...........................................................................................67
12.6     Counterparts...........................................................................................67
12.7     Parties In Interest....................................................................................67
12.8     Waiver.................................................................................................68
12.9     Amendments.............................................................................................68
12.10    Further Assurances.....................................................................................68
12.11    Arbitration............................................................................................68

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), is dated as of April 6, 2002, by and between Newmark Homes Corp., a Delaware corporation ("Seller") and Standard Pacific Corp., a Delaware corporation ("Buyer").

         WHEREAS, Seller is the owner of 10,000,000 shares (the "Shares") of common stock, par value $.01 per share ("Company Common Stock"), of Westbrooke Acquisition Corp., a Florida corporation (the "Company"), which represents all of the issued and outstanding shares of Company Capital Stock;

         WHEREAS, subject to all the terms and conditions of this Agreement, Seller has agreed to sell the Shares to Buyer, and Buyer has agreed to purchase the Shares (the "Stock Purchase"), in exchange for the consideration set forth in this Agreement; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase, and also to prescribe various conditions to such transactions.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound herein, Seller and Buyer agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement:

         "2001 Balance Sheet" is defined in Section 4.6(a).

         "AAA" is defined in Section 12.1(c).

         "Acquired Companies" means the Company and Westbrooke Communities, Inc., a Florida corporation ("Communities"), Westbrooke at Oak Ridge, Inc., a Florida corporation ("Oak Ridge"), Westbrooke at Pembroke Pines, Inc., a Florida corporation ("Pembroke Pines"), Westbrooke at West Lake, Inc., a Florida corporation ("West Lake"), Westbrooke at Winston Trails, Inc., a Florida corporation ("Winston Trails"), Westbrooke Companies, Inc., a Florida corporation ("WCI") and The Westbrooke Partnership, a Florida partnership (the "Partnership").

         "Acceptance Notice" is defined in Section 2.4(b).

         "Adjustment Amount" is defined in Section 2.4(a).

         "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

         "Agreement" is defined in the introductory paragraph of this Agreement.

         "Allocation Agreement" is defined in Section 8.19b).

         "Arbitration Panel" is defined in Section 12.11(d).

         "Assumed Claim" is defined in Section 9.2(b).

         "Business Day" means any day other than a day on which banks in the State of New York are authorized or required to close or the national securities exchanges in the United States are closed.

         "Buyer" is defined in the introductory paragraph of this Agreement.

         "Buyer 401(k) Plan" is defined in Section 6.6(e).

         "Buyer Disclosure Schedule" is defined in the introductory paragraph of
Article V.

         "Capital Stock" means common stock, preferred stock, partnership interests, limited liability company interests or other equity ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

         "Closing" and "Closing Date" are defined in Section 2.3(a).

         "Closing Payment" is defined in Section 2.2(a)(i).

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended (or any successor thereto).

         "Company" is defined in the first recital of this Agreement.

         "Company 401(k) Plan" is defined in Section 6.6(a)(ii).

         "Company Benefit Plan" means each of the following which is sponsored, maintained, contributed to or otherwise used by any of the Acquired Companies for the benefit of the current or former employees, officers or directors of any of the Acquired Companies: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), and (ii) each stock option plan, bonus plan or arrangement, incentive award plan or arrangement, change in control or severance pay plan or policy, deferred compensation arrangement, executive compensation or supplemental income arrangement, and each other employee benefit plan, program or practice which is not described in clause (i) of this sentence;

provided, however, that such term shall not include collective bargaining agreements, employment agreements and consulting agreements.

         "Company Common Stock" is defined in the first recital of this Agreement.

         "Company Disclosure Schedule" is defined in the introductory paragraph of Article III.

         "Company Indebtedness" is defined in Section 2.2(a)(ii).

         "Company Key Employee" is defined in Section 6.8(a).

         "Company Net Income" shall mean the net income (or loss), after Taxes, of the Acquired Companies (taken as a whole) for the period from January 1, 2002 through the Closing Date calculated in accordance with GAAP and consistent with the standards, principles, practices and policies used in connection with the Financial Statements.

         "Company Permits" is defined in Section 4.7(a).

         "Competing Business" is defined in Section 4.14(c).

         "Confidentiality Agreement" is defined in Section 11.5.

         "Continuing Employee" is defined in Section 6.6(a)(ii).

         "Contracts" shall mean all contracts, agreements and other instruments and understandings of any kind, including without limitation change in control or severance agreements, deferred compensation agreements and employment agreements, and all amendments, supplements, modifications, extensions or renewals in respect of the foregoing, in each case, whether written or oral, provided, however, that such term shall not include the Company Benefit Plans.

         "Corporate Dividend" is defined in Section 6.10(a).

         "Covered Claims" means Warranty Claims that relate to Warranty Homes.

         "Credit Enhancements" is defined in Section 6.12(a).

         "Current Projects" is defined in Section 4.16(a).

         "Damages" is defined in Section 7.2(a).

         "Debt" means (i) any indebtedness of any Acquired Company, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capitalized lease obligations, (ii) all indebtedness of others secured by a Lien on any asset of the Acquired Companies (whether or not such indebtedness is assumed by any Acquired Company) and, (iii) to the extent not otherwise included by clauses (i) and (ii), any guaranty by any Acquired Company of any indebtedness of any other Person.

         "Differing Party" is defined in Section 2.4(b).

         "Dispute" is defined in Section 12.11(a).

         "Dispute Notice" is defined in Section 12.11(d).

         "Disputing Party" is defined in Section 12.11(d).

         "Engle" means Engle Holdings Corp., a Delaware corporation.

         "Entitlements" is defined in Section 4.16(e)(iii).

         "Environmental Laws" is defined in Section 4.13.

         "Environmental Matters" is defined in Section 4.13.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

         "Estimated Adjustment Amount" is defined in Section 2.4(a).

         "Excess Reserves" means the extent to which the actual Damages incurred by the Acquired Companies arising from the Maple Ridge Matter and the Hearthstone Matter, net of actual recoveries arising from the counterclaim of the Acquired Companies with respect to the Hearthstone Matter, when fully satisfied are less than the Reserve Balance.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Final Adjustment Amount" is defined in Section 2.4(a).

         "Financial Statements" is defined in Section 4.6(a).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis throughout the periods involved.

         "Governmental Entity" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing which has competent jurisdiction over the relevant Persons or its business, property, assets or operations.

         "Hazardous Materials" is defined in Section 4.13.

         "Hearthstone Matter" means the matter or dispute identified as the "Hearthstone Matter" in Schedule 7.2(a)(vi) of the Company Disclosure Schedule.

         "Insurance Policies" is defined in Section 4.18(a).

         "Intellectual Property" is defined in Section 4.17(a).

         "Intercompany Payable" shall mean the net liabilities between any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, set forth on Schedule 2.2 hereof, including without limitation, all amounts owed by the Acquired Companies under that certain Tax Allocation Agreement, dated as of March 15, 2000, between Technical Olympic, Seller and the wholly-owned subsidiaries and affiliates of Seller, for the taxable years commencing on and after December 15, 1999, provided that amounts owed under such Agreement shall not include any payment for Taxes for periods prior to January 1, 2002, to the extent that such Taxes are not shown as a liability on the 2001 Balance Sheet.

         "J.V. Entity" shall mean Universal Land Title of South Florida, Ltd., a Florida partnership.


         "Key Employee" of any Person shall mean any person employed by such Person in the position of an officer, controller, project manager, construction manager or director (such as director of land development), or any person employed by such Person in a position with responsibilities customarily performed by persons in the foregoing positions.

         "Knowledge of Seller and the Acquired Companies" shall mean that Seller and the Acquired Companies shall be deemed to have knowledge of a particular fact or matter if any director or officer of Seller or its Affiliates (other than the Acquired Companies), or any person listed on Schedule 1.1 of the Company Disclosure Schedule, has actual knowledge of such fact or matter, in each case after due inquiry.

         "Land Contract Breach" means a breach or violation of a representation or warranty of Seller contained in Section 4.5(c) or (d) or Section 4.16 of this Agreement, which breach or violation (i) results in the Acquired Companies losing or forfeiting the right to (A) begin or continue development activities on any Current Project, (B) acquire land for development in any Current Project, or (C) construct homes on any Current Project, and (ii) causes the Acquired Companies to experience a Material Adverse Effect.

         "Land Financing Debt" mean the Debt of Florida-Durham Properties LLC and Walnut Creek Investors, each as set forth on Schedule 2.2(a) hereto.

         "Lien" or "Liens" means all liens, mortgages, assessments, security interests, claims, pledges, trusts (constructive or otherwise), deeds of trust, options, encumbrances, restrictions or other Contracts having the same economic effect as any of the foregoing.

         "Maple Ridge Matter" means the matter or dispute identified as the "Maple Ridge Matter" in Schedule 7.2 (a)(vi) of the Company Disclosure Schedule.

         "Material Adverse Effect" means with respect to any Person a material adverse effect on (i) the business, assets, financial condition or results of operations of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person to consummate the transactions contemplated hereby; provided, however, that any such effect resulting from any change in (A) any applicable law, rule or regulation or GAAP or interpretations thereof, or (B) economic or business conditions generally or in the homebuilding or financial services industry specifically, shall not be considered when determining if a Material Adverse Effect has occurred.

         "Material Contracts" is defined in Section 4.5(a).

         "Objection Notice" is defined in Section 2.4(b).

         "Order" is defined in Section 10.1(b).

         "Other Party" is defined in Section 12.11(d).

         "Payoff Amounts" is defined in Section 2.2(a)(ii).

         "Permitted Liens" is defined in Section 4.19(a).

         "Person" shall mean any individual, corporation, limited liability company, partnership, trust, joint venture, association, organization or other entity or group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

         "Preferred Mortgage" shall mean Preferred Home Mortgage Company, a Florida corporation.

         "Projects" is defined in Section 4.16(e)(i).

         "Purchase Price" means the sum of (i) the Closing Payment (as adjusted by the Adjustment Amount pursuant to Section 2.4), plus (ii) the Company Indebtedness paid by Buyer pursuant to Section 2.2.

         "Release" is defined in Section 4.13.

         "Reserve Balance" means (i) the sum of (A) the reserve with respect to the Maple Ridge Matter on the financial statements of the Acquired Companies as of the Closing Date, and (B) the reserve with respect to the Hearthstone Matter on the financial statements of the Acquired Companies as of the Closing Date, less (ii) the receivable as set forth on the financial statements of the Acquired Companies as of the Closing Date with respect to the Hearthstone Matter.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" is defined in the introductory paragraph of this Agreement.

         "Seller Key Employee" is defined in Section 6.8(b)(i).

         "Section 338(h)(10) Election" is defined in Section 8.1.

         "Separate Return" is defined in Section 8.3(c).

         "Shares" is defined in the preamble to this Agreement.

         "Stock Purchase" is defined in the second recital of this Agreement.

         "Straddle Periods" is defined in Section 8.2(a)(ii).

         "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, securities or other interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other similar governing body of such corporation or other legal entity, or otherwise having the power to direct the business and policies of that Person.

         "Tax" or "Taxes" means (A) all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes or assessments, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause
(A) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

         "Tax Benefit" is defined in Section 7.4(c).

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Technical Mortgage" means Technical Mortgage, L.P., a Texas limited partnership.

         "Technical Olympic" means Technical Olympic, Inc., a Delaware corporation and parent of Seller.

         "Third Party Acquisition" is defined in Section 6.7(b).

         "Third Party Claim" is defined in Section 7.5(a).

         "Unrelated Accounting Firm" is defined in Section 2.4(b).

         "Valuations" is defined in Section 8.1(b).

         "Walnut Creek Investors" means Park/Walnut Creek Investors, LLC, a Florida limited liability company.

         "Warranty Claim" means any claim based upon any theory of product liability, builder's liability or express or implied warranty.

         "Warranty Costs" means (i) the Acquired Companies' out-of-pocket costs incurred in connection with work performed to address Covered Claims, (ii) an amount equal to $25 for each hour any customer service employee of any Acquired Company performs work to address any Covered Claim, provided that such work is reasonably necessary to address such Covered Claim and is supported by reasonable documentation of the hours spent, and (iii) any amounts for which the Acquired Companies reimburses Seller pursuant to Section 9.4(b)(ii) hereof.

         "Warranty Homes" is defined in Section 9.1.

         "Warranty Threshold" means the sum of (i) the warranty reserve on the financial statements of the Company as of the Closing Date, which amount shall equal $257,315 (which is the warranty reserve on the financial statements of the Company as of February 28, 2002) plus or minus, as applicable, any change in the warranty reserve on the financial statements of the Company from February 28, 2002 through the Closing Date, calculated in accordance with GAAP and consistent with the standards, principles, practices and policies used in connection with the Financial Statements, and (ii) $300,000.


                                   ARTICLE II
                                 STOCK PURCHASE

                  2.1 Sale and Delivery. At the Closing, on the terms and subject to the conditions set forth herein, Seller shall sell and deliver to Buyer the Shares, and Buyer shall purchase and accept the Shares from Seller for the consideration described in Section 2.2.

                  2.2 Purchase Price.

                  (a) At the Closing, Buyer shall:

                            (i) pay to Seller in cash the sum of (A)
              $41,000,000; (B) an amount equal to the Intercompany Payable, as set forth on Schedule 2.2 (as such amount may be adjusted to reflect any amounts paid or additional Debt incurred after the date hereof and prior to the Closing, provided that such changes are in conformity and pursuant to the Contracts governing such Debt listed on Schedule 4.5(xvi) of the Company Disclosure Schedule); and (C) the Estimated Adjustment Amount (or less the Estimated Adjustment Amount, if such amount results in a decrease in the Purchase Price pursuant to Section 2.4(a)) (collectively, the "Closing Payment"); and,

                            (ii) satisfy the Debt of the Acquired Companies set
              forth in Schedule 2.2 (the "Company Indebtedness") by paying the amounts set forth in the payoff letters for the Company Indebtedness, including any applicable per diem amounts specified therein (the "Payoff Amounts").

                  (b) The Closing Payment shall be delivered to Seller at the Closing by wire transfer to an account designated in writing by Seller prior to the Closing. Payment of the

Purchase Price by Buyer shall represent full payment for the Shares. Notwithstanding the foregoing, the Company or one of the other Acquired Companies shall pay all penalty interest, prepayment penalties, exit fees or other penalties as a result of the prepayment of the Company Indebtedness, the Intercompany Payable and the Land Financing Debt. The pre-tax net income of the Company shall be reduced by the amount of such penalty interest, penalties or fees paid by the Acquired Companies for purposes of calculating the Company Net Income.

                  2.3 Closing.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166-0193 at 10:00 a.m. (local time) on the second Business Day after the last of the conditions to Closing set forth in Sections 10.2 and 10.3 have been satisfied or waived by the party or parties entitled to waive the same or such other date and time as to which the parties may agree in writing (the "Closing Date").

                  (b) At the Closing:

                            (i) Seller shall deliver, or cause to be delivered,
              to Buyer, against payment by Buyer to Seller of the Closing Payment and satisfaction of the Company Indebtedness:

                                    (A) the stock certificate or certificates
                  representing the Shares, duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate or other documentation reasonably requested by Buyer to transfer the Shares in the stock records of the Company, transferring to Buyer full and exclusive ownership of the Shares; and

                                    (B) all other documents, certificates and
                  other instruments required to be delivered, or caused to be delivered, by Seller pursuant hereto.

                            (ii) Buyer shall deliver, or cause to be delivered,
              to Seller, against delivery of the certificate or certificates representing the Shares (properly endorsed for transfer or accompanied by proper assignments):

                                    (A) the Closing Payment; and

                                    (B) all of the documents, certificates and
                  other instruments required to be delivered, or caused to be delivered, by Buyer pursuant hereto.

                            (iii) Buyer shall deliver, or cause to be delivered,
              to the lenders of the Company Indebtedness the Payoff Amounts.

                  2.4 Purchase Price Adjustment.

                  (a) An adjustment in the Purchase Price paid by Buyer for the Shares shall be made as described below. Such adjustment shall provide for (i) an increase in the Purchase Price for the amount of any Company Net Income (or a decrease in the Purchase Price in the event of a loss), (ii) a decrease in the Purchase Price for the value of all dividends and distributions paid by the Company to its stockholders from January 1, 2002 through the Closing Date (including, without limitation, the Corporate Dividend, but excluding the distribution of those certain deferred tax assets in the approximate amount of $6.6 million), and (iii) for purposes of calculating the Final Adjustment Amount, an increase in the Purchase Price for the amount by which the estimated Taxes for the period January 1, 2002 through the Closing Date set forth as an intercompany payable on Schedule 2.2 and used in the calculation of the Estimated Adjustment Amount and the Intercompany Payable, is less than the amount for Taxes for such period used in the calculation of the Final Adjustment Amount (or a decrease in the Purchase Price in the event the amount of Taxes for such period used in the Final Adjustment Amount is less than the amount used in calculating the Estimated Adjustment Amount and the Intercompany Payable). The net adjustment in the Purchase Price shall be the "Adjustment Amount" and shall be calculated and paid by the owing party as set forth in this Section 2.4. The calculation of the initial estimate of the Adjustment Amount, including (A) an estimate of the components of the Company Net Income and (B) the value of each distribution and dividend, is set forth on
Schedule 2.4(a) hereto (the "Estimated Adjustment Amount"). As set forth in this
Section 2.4, after the Closing the final Adjustment Amount shall be calculated, consistent with the principles used in calculating the Estimated Adjustment Amount (the "Final Adjustment Amount"). The difference between the Final Adjustment Amount less the Estimated Adjustment Amount shall be paid by the owing party hereto to the other party entitled thereto (which shall be Seller if such amount is positive and Buyer if such amount is negative). The parties agree that all amounts considered in the determination of the Adjustment Amount shall be rounded to the nearest $1,000.

                  (b) Within 90 days following the Closing, Buyer shall prepare and deliver to Seller its calculation of the Final Adjustment Amount. Within 30 days following Buyer's notification to Seller of its calculation of the Final Adjustment Amount, Seller shall deliver to Buyer a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the calculation of the Final Adjustment Amount. Buyer shall provide Seller and its accountants and other representatives, upon reasonable advance notice, access to such books and records of the Acquired Companies relating to the calculation of the Final Adjustment Amount as may be reasonably requested by Seller. Buyer's Calculation of the Final Adjustment Amount shall be final and binding on the parties if an Acceptance Notice is delivered to Buyer or if no Objection Notice is delivered to Buyer within such 30 day period. Any Objection Notice shall specify the items disputed, shall describe the reasons for the objection thereof, shall state the amount in dispute and shall state Seller's calculation of the Final Adjustment Amount. If an Objection Notice is given, Seller and Buyer shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to Deloitte & Touche LLP, provided however, if either of the parties has used the services of Deloitte & Touche LLP at any time in the six month period prior to such selection of an accounting firm, then the unresolved items shall be promptly referred to such other accounting firm mutually agreed to by the parties (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable (but in no event later than 45 days following submission of the matter to the Unrelated Accounting Firm) and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated

Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally between Seller and Buyer; provided, however, that if the Final Adjustment Amount calculated by one of the parties (the "Differing Party") pursuant to this subsection differs from the final determination of the Unrelated Accounting Firm by more than twenty percent to the detriment of such Differing Party, then such Differing Party shall be responsible for the payment of all of the fees and expenses of the Unrelated Accounting Firm.

                  (c) If Seller delivers to Buyer the Acceptance Notice referred to in Section 2.4(c) or fails to deliver an Objection Notice within the 30 day period required by Section 2.4(c), either Buyer or Seller, as the case may be, shall pay to the other party any amounts which Buyer's calculation shall indicate to be owed to the other party within five Business Days after the delivery of such Acceptance Notice or the expiration of such 30 day period, as the case may be. Alternatively, if Seller delivers to Buyer the Objection Notice referred to in Section 2.4(b), within five Business Days after such delivery, the owing party shall pay the undisputed portion, if any, of the amount owed and, within five Business Days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, the owing party shall pay the remainder owed, if any. Any payment pursuant to this
Section 2.4 shall be considered an adjustment to the Purchase Price, and shall be made in immediately available funds. Any payment pursuant to this Section 2.4(c), if not paid within the time set forth herein shall be accompanied by payment of interest thereon at the rate of ten percent per annum calculated beginning on the date such amount became payable pursuant to this Section 2.4 and ending on the day prior to the date of payment.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Except as set forth in the disclosure schedule delivered by Seller to Buyer at or prior to the execution hereof that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement (the "Company Disclosure Schedule"), Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

         3.1 Ownership of Shares. Seller owns of record and beneficially the Shares, free and clear of all Liens. The Shares are duly registered solely in the name of Seller on the stock register records of the Company. Upon delivery to Buyer at the Closing of the certificates representing the Shares, Buyer will own the Shares, free and clear of any Liens (other than Liens created as a result of Buyer's participation in such transaction that would not be applicable to purchasers of the Shares generally), and will receive good and valid title to the Shares. The Shares represent all of the issued and outstanding Capital Stock of the Company. Other than this Agreement, the Shares are not subject to any voting trust agreement or other similar Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

         3.2 Authorization, Validity, and Effect of Agreements. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated herein to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and all other agreements and documents contemplated hereby, by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, has been duly authorized by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and all agreements and documents contemplated hereby to be executed by Seller (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws relating to creditors' rights and general principles of equity, whether at equity or law.

         3.3 No Violations; Consents.

                  (a) Except as listed on Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery by Seller of this Agreement and the other agreements or documents contemplated hereby nor the consummation of the transactions contemplated herein or therein in accordance with the terms hereof or thereof will:

                           (i) conflict with or result in a breach of any provisions of the articles of incorporation or by-laws (or other similar constituent documents with respect to any Person other than a corporation) of Seller or the Acquired Companies; or

                           (ii) violate any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller or any of the Acquired Companies or their respective properties or assets.

                  (b) Except as listed on Schedule 3.3(b) of the Company Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made by or with respect to Seller or any of the Acquired Companies in connection with the execution, delivery and performance of this Agreement or the other agreements or documents contemplated hereby or the consummation of the transactions contemplated hereby or thereby, or conduct by the Acquired Companies of their respective businesses following the Closing as conducted on the date hereof, other than those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby and except where the failure to obtain such consent, approval or authorization of, or declare, file or register has not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies.

         3.4 No Brokers. No broker, finder or similar agent has been employed by or acted on behalf of, directly or indirectly, Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby. Neither Seller nor any of its Affiliates has entered into any arrangement or other Contract of any kind with any Person, or taken any other actions, which would obligate Buyer or any of the Acquired Companies to pay any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                           AS TO THE SUBJECT COMPANIES

                  Except as set forth in the Company Disclosure Schedule, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

                  4.1 Existence; Good Standing; Compliance with Law.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Florida. The Company is not, and is not required to be, licensed or qualified to do business as a foreign corporation under the laws of any other state of the United States. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.

                  (b) Each of the other Acquired Companies is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties and assets or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing do not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Acquired Company.

                  (c) The copies of the Company's articles of incorporation and by-laws previously delivered to or made available to Buyer are true, correct and complete. The copies of the articles of incorporation and by-laws (or other organizational documents for each Acquired Company that is not a corporation) of each other Acquired Company previously delivered or made available to Buyer are true, correct and complete.

                  4.2 Capitalization. The authorized Capital Stock of the Company consists of 10,000,000 shares of Company Common Stock. There are 10,000,000 shares of Company Common Stock issued and outstanding. Except as set forth on Schedule 4.2 of the Company Disclosure Schedule, none of the Acquired Companies has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with its stockholders on any matter and there are no equity equivalent interests in the ownership or earnings of any of the Acquired Companies. All issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or, except as set forth on Schedule 4.2 of the Company Disclosure Schedule, is subject to any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the articles of incorporation of the Company, or any Contract to which the Company is subject, bound by or a party thereto or otherwise. There are no options, warrants, calls, subscriptions, convertible securities, or other rights or other Contracts which obligate the Company or any other Acquired Company to issue, transfer or sell any Capital Stock of the Company or any other Acquired Company or any securities exercisable or exchangeable for, or convertible into, such Capital Stock. There are no obligations, contingent or otherwise, of the Company or any of the other Acquired Companies to repurchase, redeem or otherwise acquire any of its Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any Acquired Company.

                  4.3 Subsidiaries. Schedule 4.3 of the Company Disclosure Schedule sets forth for each Acquired Company (i) the jurisdiction of organization, (ii) for each Acquired Company, (A) that is a corporation, the amount of its authorized Capital Stock, the amount of its outstanding Capital Stock and the record and beneficial owners of its outstanding Capital Stock, and
(B) that is a partnership, limited liability company or joint venture, the names and interests of the partners or members thereof. Except as set forth in
Schedule 4.3 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the outstanding Capital Stock of each of the other Acquired Companies, and such interests are held free and clear of all Liens. All of the outstanding Capital Stock of each Acquired Company is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock has been issued in violation of or, except as set forth on Schedule 4.3 of the Company Disclosure Schedule is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the articles of incorporation or comparable governing instruments of the applicable Acquired Company, or any Contract to which any Acquired Company is subject to, bound by or a party thereto or otherwise. The outstanding Capital Stock of each of the Acquired Companies has been issued in compliance with all applicable securities laws. Oak Ridge and West Lake have no active operations.

                  4.4 Other Interests.

                  (a) Except for interests in the Acquired Companies and the interests set forth in Schedule 4.4(a) of the Company Disclosure Schedule, no Acquired Company owns directly or indirectly any interest or investment (whether equity or debt) in any other Person. Schedule 4.4(a) of the Company Disclosure Schedule sets forth for each such other interest listed thereon (i) the jurisdiction and date of organization of the issuer, (ii) for each issuer, (A) that is a corporation, the amount of its authorized Capital Stock, the amount of its outstanding Capital Stock and the record and beneficial owners of its outstanding Capital Stock and (B) that is a partnership, limited liability company or joint venture, the names and interests of the partners or members thereof. Except as set forth on Schedule 4.4(a) of the Company Disclosure Schedule, all of the interests held by the Acquired Companies are held free and clear of all Liens.

                  (b) None of the Capital Stock of the J.V. Entity has been issued in violation of or, except as set forth on Schedule 4.4(b) of the Company Disclosure Schedule is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the articles of incorporation or comparable governing instruments of the J.V. Entity, or any Contract to which the J.V. Entity is subject to, bound by or a party thereto or otherwise. Seller has been provided a true, accurate and complete copy of the partnership agreement for the J.V. Entity. Except for such partnership agreement and as set forth on Schedule 4.4(b) of the Company Disclosure Schedule, there are no Contracts between the J.V. Entity and its partners (or such partner's Affiliates), and such partnership agreement is the only Contract setting forth the respective rights and obligations of the Acquired Companies in the J.V. Entity or to the other partners, in their capacity as partners, in the J.V. Entity. There are no options, warrants, calls, subscriptions, convertible securities, or other rights or other Contracts which obligate the J.V Entity to issue, transfer or sell any of its Capital Stock or any securities exercisable or exchangeable for, or convertible into, such Capital Stock. There are no obligations, contingent or otherwise, of the J.V Entity to repurchase, redeem or otherwise acquire any of its Capital Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

                  (c) Except for interests in the other Acquired Companies, since January 1, 1998 through the date hereof, none of the Acquired Companies, directly or indirectly, has owned any Subsidiary.

                  4.5 Material Contracts; No Violation.

                  (a) Except as set forth in Schedule 4.5(a) of the Company Disclosure Schedule, no Acquired Company is a party to nor is any Acquired Company or its assets or business bound by any:

                           (i) real property purchase, sale or option Contract, other than Contracts for sales of completed homes to individual homebuyers in the ordinary course of business;

                           (ii) Contract with any Governmental Entity that relates to real property owned by any Acquired Company, including development agreements, that have aggregate future liability or anticipated receipts in excess of $250,000 (other than Contracts for the payment of impact fees pursuant to impact fee schedules);

                           (iii) performance bond in an amount in excess of $250,000;

                           (iv) Contract relating to community development districts;

                           (v) Contract not entered into in the ordinary course of business;

                           (vi) employment Contract;

                           (vii) employee collective bargaining agreement or other Contract with any labor union;

                           (viii) covenant of any Acquired Company not to compete;

                           (ix) Contract with (A) Seller or any Affiliate of Seller (other than the Acquired Companies), or (B) to the knowledge of Seller and the Acquired Companies, any current or former officer, director or employee of Seller or any Affiliate of Seller (other than the Acquired Companies);

                           (x) to the knowledge of Seller and the Acquired Companies, any Contract with any current or former officer, director or employee of an Acquired Company (other than advances to employees not in excess of $10,000 and employment Contracts covered by clause (vi) above);

                           (xi) lease, sublease or similar Contract with any Person (other than Contracts between the Acquired Companies) under which (A) any Acquired Company is a lessor or sublessor of, or makes available for use to any Person, (1) any real property of any Acquired Company, or (2) any portion of any premises otherwise occupied by an Acquired Company, or (B) any Acquired Company is a lessee or sublessee of, or holds or uses any real property owned by any other Person (other than the Acquired Companies);

                           (xii) lease or similar Contract with any Person (other than Contracts between the Acquired Companies) under which (A) any Acquired Company is lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (except personal property leases and installment and conditional sales agreements having annual payments of less than $100,000), or (B) any Acquired Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by any Acquired Company, in any such case which has a future liability or receivable, as the case may be, in excess of $100,000;

                           (xiii) Contract for the future purchase of materials, supplies or equipment for the construction of homes (other than Contracts between the Acquired Companies), (A) with a future liability in excess of $500,000, or (B) which obligates any Acquiring Company to use the services of the supplier of such materials, supplies or equipment for future Projects that have not yet been bid;

                           (xiv) management, consulting, financial advisory or other similar type of Contract (other than Contracts for architectural, geotechnical, design and engineering services relating to a single project);

                           (xv) license, option or other Contract relating in whole or in part to the Intellectual Property set forth in Schedule
         4.17 of the Company Disclosure Schedule;

                           (xvi) Contract under which any Acquired Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Debt or reimbursement obligation to, any Person (other than Contracts between the Acquired Companies) or any other note, bond, debenture or other evidence of Debt issued to any Person (other than Contracts between the Acquired Companies), in any such case which individually is in excess of $50,000;

                           (xvii) Contract (including so-called take-or-pay or keep-well agreements) under which (A) any Person (including the Acquired Companies) has directly or indirectly guaranteed Debt or other obligations of any Acquired Company, or (B) any Acquired Company has directly or indirectly guaranteed or directly assumed Debt or other obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which individually is in excess of $50,000;

                           (xviii) Contract under which any Acquired Company has, directly or indirectly, made any advance, loan or extension of credit, in any such case which individually is in excess of $50,000;

                           (xix) Contract which contemplates the granting of a security interest in any property of an Acquired Company, which security interest (A) secures any Debt for borrowed money in excess of $50,000, (B) secures any obligation in excess of $50,000 to pay the deferred purchase price of stock or assets acquired by any Acquired Company, or (C) secures any obligation of, or is held by, Seller or any Affiliate thereof;

                           (xx) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of any Acquired Company, any Subsidiary of any Acquired Company or any predecessor of such Persons;

                           (xxi) power of attorney (other than powers of attorney entered into in the ordinary course of business);

                           (xxii) tax sharing or tax allocation agreement;

                           (xxiii) joint venture or partnership agreement or similar Contract; and

                           (xxiv) Contract to which any Acquired Company has future liability or anticipated receipts in excess of $50,000 (other than a Contract listed above or which would have been listed above but for a dollar or other materiality threshold).

         The Contracts listed in Schedule 4.5(a) are referred to herein as the "Material Contracts".

                  (b) Schedule 4.5(b) sets forth a list of each Contract to which any officer, director or employee of any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, are parties.

                  (c) Except as set forth in Schedule 4.5(c) of the Company Disclosure Schedule, (i) all Material Contracts are valid, binding and in full force and effect and are enforceable by the relevant Acquired Company in accordance with their terms subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors' rights and general principles of equity, whether at equity or at law, except where any such failure has not and would not reasonably be expected to result in Damages to the Acquired Companies in excess of $200,000, and except that Seller makes no representations in this subsection (i) with respect to those Contracts listed in subsections (vi), (viii) and (xxi) of Schedule 4.5(a) of the Company Disclosure Schedule, (ii) Seller and the Acquired Companies have performed all material obligations required to be performed by them to date under the Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except where any such failure, breach or default has not and would not reasonably be expected to result in Damages to the Acquired Companies in excess of $200,000, and (iii) to the knowledge of Seller and the Acquired Companies, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. A copy of each Material Contract has been made available to Buyer, and such copies are true, complete and correct.

                  (d) Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated herein in accordance with the terms hereof, will, in any material respect, violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the material properties of Seller or the Acquired Companies (including the Shares) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Material Contract to which Seller or any of the Acquired Companies is a party, or by which any of their respective properties are bound or affected. Except as set forth on Schedule 4.5(d) of the Company Disclosure Schedule, no consent of or approval of any party to a Material Contract is required in connection with the execution, delivery and performance of this Agreement or the other agreements or documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby (except for such consents or approvals for which the failure to obtain would not result in a material breach of or termination or the right to terminate such Material Contract).

                  (e) Seller has provided Buyer with a complete and accurate copy of the standard form master home sales contract and master subcontractor contract used by each of the Acquired Companies. It is the custom and practice of the Acquired Companies and their respective employees and agents not to generally deviate from such contracts in any material respect.

                  4.6 Financial Statements; Projections; No Undisclosed Liabilities.

                  (a) Schedule 4.6(a) of the Company Disclosure Schedule sets forth true and complete copies of the consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations, retained earnings and cash flows for the Acquired Companies for the year ended December 31 2001, audited by the independent public accountants whose reports are attached thereto (the "Financial Statements"). The December 31, 2001 balance sheet therein is referred to herein as the "2001 Balance Sheet."

                  (b) The Financial Statements (i) have been prepared based on the books and records of the Acquired Companies in accordance with GAAP and the Company's normal accounting practices, consistent with past practice, and present fairly the consolidated financial condition, consolidated results of operations and consolidated statements of cash flow of the Acquired Companies as of the dates or for the periods indicated, and (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of the financial condition and the results of operations of the Acquired Companies for the periods covered by the Financial Statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Financial Statements. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein.

                  (c) The three year business plan of the Acquired Companies (covering actual financial results for 2001 and forecast financial results for 2002 and 2003) provided by Seller to Buyer is a true, accurate and complete copy of the three year business plan prepared by management of Seller for delivery to the Special Committee formed by Seller to review the potential merger of Engle and Seller. The business plan was prepared in good faith on the basis of assumptions which management of Seller, based on its knowledge at the time, believed to be reasonable (with the understanding that such forecasts and projections can be subject to significant uncertainties and contingencies, many of which are beyond the control of Seller or the Company). Seller does not provide any representation, warranty or assurance that the forecast or projections in the business plan will be achieved.

                  (d) Except as set forth on Schedule 4.6(d) of the Company Disclosure Schedule, there are no material liabilities or other obligations of any Acquired Company of a type required pursuant to GAAP to be reflected on a consolidated balance sheet of the Acquired Companies other than: (i) liabilities accrued on the 2001 Balance Sheet; and (ii) liabilities incurred since the date of the 2001 Balance Sheet that have been incurred in the ordinary course of business of the Acquired Company and that do not and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  (e) Except for the Intercompany Payable and Debt as disclosed on Schedule 4.6(e) of the Company Disclosure Schedule, the Payoff Amounts represent all of the Debt of the Acquired Companies that will be outstanding as of the Closing Date. None of the Acquired Companies has any liabilities or obligations to Seller or any of its Affiliates (other than the Acquired Companies) other than Intercompany Payable and liabilities and obligations arising under Contracts disclosed in Schedule 4.5(a)(viii) of the Company Disclosure Schedule.

                  4.7 Permits; Compliance; Litigation.

                  (a) Each of the Acquired Companies has obtained all material licenses, permits, exemptions, consents, certificates, orders, approvals and other authorizations from Governmental Entities necessary to the operation of its business as now conducted (collectively, the "Company Permits"). The Acquired Companies are in compliance in all material respects with the terms of the Company Permits. Schedule 4.7(a) of the Company Disclosure Schedule sets forth a list of the Company Permits. No Company Permit will be subject to suspension, modification or revocation as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than as a result of Buyer's participation in such transactions which suspensions, modifications or revocations would not be applicable to purchasers of the Shares generally).

                  (b) Each of the Acquired Companies is, and since January 1, 1998 at all times has been, in material compliance with all material applicable laws and governmental rules and regulations (although no representation is made in this Section with respect to laws and governmental regulations relating to Taxes, environmental matters and benefit plan/ERISA matters which are addressed only and exclusively in Sections 4.9, 4.10 and 4.13 hereof).

                  (c) Except as set forth in Schedule 4.7(c) of the Company Disclosure Schedule, no Acquired Company is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.

                  (d) Schedule 4.7(d) of the Company Disclosure Schedule sets forth a list and description of all pending or, to the knowledge of Seller and the Acquired Companies threatened, lawsuits, arbitrations or other claims (i) against any Acquired Company or any of their respective properties, assets, operations or businesses, (A) that relate to or involve more than $50,000, (B) that relate to claims involving this Transaction or (C) where the claimant, to the knowledge of Seller and the Acquired Companies, is represented by counsel, and (ii) by any Acquired Company pending against any other Person.

         4.8 Absence of Certain Changes. Except as disclosed in Schedule 4.8 of the Company Disclosure Schedule, since December 31, 2001 each Acquired Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been:

                  (i) any event or events which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Capital Stock of any Acquired Company or any redemption or repurchase of any such Capital Stock, or any other payment of any kind to Seller or any Affiliate of Seller (other than the Acquired Companies);

                  (iii) any material change in the accounting principles, practices or methods of any Acquired Company;

                  (iv) any increase in the salaries or other compensation payable to any officer, director or employee of any Acquired Company (except for normal increases for employees in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which such officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement and which are listed on Schedule 4.8 of the Company Disclosure Schedule or as required by law);

                  (v) any incurrence or assumption by any Acquired Company of indebtedness for borrowed money or incurrence or assumption of any guarantee;

                  (vi) any material adverse change or, to the knowledge of Seller and the Acquired Companies, threat of a material adverse change, in any of the Acquired Companies' relations with, or any loss or, to the knowledge of Seller and the Acquired Companies, threat of loss, of any of the Acquired Companies' important suppliers or customers or Key Employees;

                  (vii) any termination, cancellation or waiver of any Material Contract or other right material to the operation of the business of the Acquired Companies, taken as a whole; or

                  (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, assets or business of the Acquired Companies, taken as a whole.

         4.9 Taxes.

                  (a) All Tax Returns that were required to be filed with respect to any of the Acquired Companies have been accurately prepared and timely filed. All such Tax Returns are true, correct, and complete and such Tax Returns contain all disclosures and other items required to avoid additional Taxes or other adverse Tax consequences. Each Acquired Company has at all times complied with applicable laws pertaining to Taxes, including, without limitation, all applicable laws relating to record retention.

                  (b) Each Acquired Company has timely paid all Taxes that have become due or payable (without regard to whether or not such Taxes are shown on any Tax Return) and has adequately provided in the financial statements (in accordance with GAAP) for all Taxes that have accrued but are not yet due or payable.

                  (c) No claim has been made by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Acquired Company.

                  (d) No Acquired Company is a party to any action, proceeding or audit relating to Taxes by any taxing authority for which such Acquired Company or Buyer could be held liable or has knowledge of any pending or threatened action, proceeding or audit by any taxing authority. All deficiencies asserted or assessments made against any Acquired Company as a result of any examinations by any taxing authority have been fully paid.

                  (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Acquired Companies. None of the assets of the Acquired Companies (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (f) No Acquired Company is a party to or bound by any closing agreement, offer in compromise, or other agreement with any taxing authority that could affect Taxes for which the Acquired Companies or Buyer may be liable.

                  (g) Except as set forth on Schedule 4.09(g), from January 1, 1998, none of the Acquired Companies has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group that has Technical Olympic or Seller as its common parent.

                  (h) Except as set forth on Schedule 4.9(h) of the Company Disclosure Schedule, none of the Acquired Companies is a party to any plan or other Contract that has resulted or would result, separately or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (i) Schedule 4.9(i) of the Company Disclosure Schedule sets forth (i) all foreign jurisdictions in which the Acquired Companies are subject to Tax, are engaged in business or have a permanent establishment, and (ii) all elections pursuant to Treas. Reg. Section 301.7701-3 that have been made by business entities in which any of the Acquired Companies own an equity interest.

                  (j) None of the Acquired Companies has any foreign subsidiaries.

                  (k) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Acquired Companies under Sections 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

                  (l) No Acquired Company has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in
Section 355 of the Code.

                  (m) None of the Acquired Companies has filed a consent under
Section 341 of the Code.

                  (n) None of the Acquired Companies has any actual or contingent liability for unpaid Taxes of any Person (other than the Acquired Companies) under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise.

         4.10 Certain Employee Plans.

                  (a) (i) Each Company Benefit Plan complies, and has been administered, in all material respects in accordance with its governing documents and all applicable material requirements of law, and (ii) no "prohibited transaction" (as such term is defined in ERISA) or termination has occurred with respect to any Company Benefit Plan which under either circumstance presents a risk of material liability by any Acquired Company to any Governmental Entity or other Person, including a Company Benefit Plan. The Company Benefit Plans are listed on Schedule 4.10(a) of the Company Disclosure Schedule and copies or descriptions of all material Company Benefit Plans have previously been provided to Buyer. There has also been furnished to Buyer, with respect to each Company Benefit Plan required to file such description, the most recent summary plan description.

                  (b) Each Company Benefit Plan intended to qualify under
Section 401(a) of the Code is so qualified and a determination letter has been issued by the IRS with respect to the qualification of such Company Benefit Plan and no circumstances exist which would adversely affect such qualification. A copy of each determination letter referred to in the preceding sentence has previously been furnished to Buyer. As to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code. There is no trust funding a Company Benefit Plan which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. No Company Benefit Plan nor any other benefit plan maintained or contributed to by any Acquired Company is subject to Title IV of ERISA or is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

                  (c) Except as required by applicable law or as set forth on
Schedule 4.10(c) of the Company Disclosure Schedule, none of the Acquired Companies provides any health, welfare or life insurance benefits to any of its former or retired employees.

                  (d) Except as otherwise set forth in Schedule 4.10(d) of the Company Disclosure Schedule:

                                    (i) the Acquired Companies have in all
         material aspects performed all material obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Company Benefit Plans,

                                    (ii) to the knowledge of Seller and its
         Affiliates there have been no defaults or violations by any other party to the Company Benefit Plans, and

                                    (iii) there are no actions, suits, or claims
         pending (other than routine claims for benefits), or to the knowledge of Seller and its Affiliates threatened against, or with respect to, any of the Company Benefit Plans or their assets, which under any of the circumstances present a risk of material liability to any Acquired Company to any Governmental Entity or other Person, including a Company Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Entity. All contributions required to be made to the Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable law have been timely made.

                  (e) No act, omission or transaction has occurred which would result in imposition on any of the Acquired Companies of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed on Schedule 4.10(a) of the Company Disclosure Schedule but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by any corporation, trade, business, or entity under common control with any of the Acquired Companies, within the meaning of Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA, (A) no withdrawal liability, within the meaning of
Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

                  (f) Except as disclosed in Schedule 4.10(f) of the Company Disclosure Schedule or as provided in Section 6.6 of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require any of the Acquired Companies to make a larger contribution to, or pay greater benefits or provide other rights under, any Contract or Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Contract or Company Benefit Plan. Except as otherwise set forth on Schedule 4.10(f) of the Company Disclosure Schedule or as provided in Section 6.6 of this Agreement, none of the Acquired Companies is a party to any Contract, nor has any of the Acquired Companies established any other policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Acquired Companies upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (g) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans, or under any other Contract that would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

                  4.11 Labor Matters.

                  (a) None of the Acquired Companies is a party to, or bound by, any collective bargaining agreement or Contract with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller and the Acquired Companies, threatened against any of the Acquired Companies relating to their business. To the knowledge of Seller and the Acquired Companies, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any of the Acquired Companies. There are no controversies pending or, to the knowledge of Seller and the Acquired Companies, threatened between any of the Acquired Companies and any of their respective employees, which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company. Neither Seller, nor any Acquired Company has received notice of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of any of the Acquired Companies.

                  (b) Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedule, to the knowledge of Seller and the Acquired Companies, no executive officer or director of any Acquired Company or any other employee of any Acquired Company, is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, director or employee and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an officer, director or employee of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any such Contract with Seller or its Affiliates (other than the Acquired Companies). No Key Employee or any director of any Acquired Company has threatened to terminate his or her employment with such Acquired Company, as a result of the transaction contemplated hereby or otherwise.

                  (c) Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, no charges have been filed claiming employment discrimination or unfair labor practices against or involving any Acquired Company, and to the knowledge of Seller and the Acquired Companies, no such charges are threatened.

                  4.12 No Brokers. No Acquired Company has entered into any Contract with any Person which may result in the obligation of any Acquired Company or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated herein.

                  4.13 Environmental Matters. Seller has made available to Buyer all environmental assessments and reports relating to environmental conditions with respect to the real property owned or leased by the Acquired Companies, which are in the possession of Seller or any Acquired Company. Except as set forth on Schedule 4.13 of the Company Disclosure Schedule:

                           (i) the Acquired Companies have been and currently are in compliance with all applicable Environmental Laws, except where such noncompliance has not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (ii) with regard to the properties currently or formerly owned or operated by the Acquired Companies or their former Subsidiaries (including soils, groundwater, surface water, buildings, or other structures), during the period of ownership or operation by the Acquired Companies or their former Subsidiaries, there was and has been no Release of any Hazardous Materials, in any amount or concentration (y) that exceeds any applicable standard promulgated, enacted, or issued by any Governmental Entity, or (z) that could result in any liability under the Environmental Laws, except for Releases that have not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (iii) with regard to the properties currently or formerly owned or operated by any of the Acquired Companies or their former Subsidiaries (including soils, groundwater, surface water, buildings, or other structures), prior to the period of ownership or operation by the Acquired Companies or their former Subsidiaries, to the knowledge of Seller and the Acquired Companies, there was no Release of any Hazardous Materials, in any amount or concentration (y) that exceeds any applicable standard promulgated, enacted or issued by any Governmental Entity, or (z) that could result in any liability under the Environmental Laws, except for Releases that have not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (iv) no Acquired Company has disposed or arranged to dispose of any Hazardous Materials on any third party property which could result in any liability under the Environmental Laws, except for such disposal that has not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (v) received any notices, demand letters, complaints, claims or requests for information from any Governmental Entity or any other Person since January 1, 1998 indicating that the Acquired Company may be in violation of, or liable under, any Environmental Law, except for such violations as have not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (vi) none of the Acquired Companies or their respective properties are subject to any order or decree of any Governmental Entity or any Contract with any Government Entity arising under any Environmental Law, or is a party to any indemnity or other Contract with any third party which could result in any liability under any Environmental Law, except for such liability that has not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (vii) to the knowledge of Seller and the Acquired Companies, there are no circumstances, conditions, or activities involving any Acquired Company that could result in any liability under any Environmental Law or in any restriction pursuant to any Environmental Law on the ownership, use, or transfer of any property now owned by any Acquired Company, except for such circumstances, conditions and activities that have not and would not reasonably be expected to have a Material Adverse Effect on the Company;

                           (viii) to the knowledge of Seller and the Acquired Companies, no properties currently owned by any Acquired Company contains any underground storage tank or polychlorinated biphenyls; and

                           (ix) to the knowledge of Seller and the Acquired Companies, the properties currently owned or operated by any Acquired Company are not subject to any Liens imposed by any Governmental Entity in connection with the presence on or off such property of any Hazardous Materials, except for such Liens as have not and would not reasonably be expected to have a Material Adverse Effect on the Company.

                  For the purposes of this Agreement, "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, permit, order, decree, rule or regulation or other directive related to or governing Environmental Matters as the same have been amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable decisions, orders, and decrees of any Governmental Entity relating to Environmental Matters.

                  "Environmental Matters" means all matters involving pollution, wetlands and other natural resources, protection of the environment, noise, human health, and occupational health and safety.

                  "Hazardous Materials" means any substance or material that is defined under the Environmental Laws as a "hazardous substance," "hazardous waste," "extremely hazardous substance," "toxic substance," or "hazardous material," or that is otherwise defined in or regulated under the Environmental Laws, including, without limitation, petroleum, asbestos containing materials, polychlorinated biphenyls, and radioactive materials.

                  "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, or any other environmental medium.

                  4.14 Related Party Transactions.

                  (a) Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedule, no director or officer nor, to the knowledge of Seller and the Acquired Companies, any employee, of any of the Acquired Companies provides any services to, including without limitation serving on the board of directors of, or is a party to a Contract with, any Seller or any Affiliate of Seller other than the Acquired Companies.

                  (b) Except as set forth in Schedule 4.14(b) of the Company Disclosure Schedule, neither Seller nor any Affiliate of Seller (other than the Acquired Companies) or any officer or director of Seller or any Affiliate of Seller (including the Acquired Companies), or to the knowledge of Seller and the Acquired Companies, any immediate family member of any of the foregoing Persons:

                           (i) has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible, but excluding such inherently personal effects as, without limitation, desk ornaments, wall decorations and related accessories), used in or pertaining to the business of any of the Acquired Companies;

                           (ii) is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with any Acquired Company, or;

                           (iii) to the knowledge of Seller and the Acquired Companies, has any claim or right against any Acquired Company.

                  (c) Except as set forth in Schedule 4.14(c) of the Company Disclosure Schedule, to the knowledge of Seller and the Acquired Companies, no officer or director of the Acquired Companies or any immediate family member of any of the Acquired Companies is engaged in competition with any Acquired Company with respect to any line of the products or services of any Acquired Company (a "Competing Business") in any market presently served by any Acquired Company except for ownership (of records or as a beneficial owner) of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any national, regional or foreign recognized exchange, the NASDAQ Stock Market or the over-the-counter market.

                  (d) Except as set forth in Schedule 4.14(d) of the Company Disclosure Schedule, the Acquired Companies have not served as general contractor for, performed activities for or on behalf of, or otherwise been involved in the operations of, Seller or its Affiliates (other than the Acquired Companies), which activities would subject the Acquired Companies to any obligations or liabilities.

                  4.15 Restrictions on Business Activities. No director or officer, or to the knowledge of Seller and the Acquired Companies, any agent, employee, consultant or contractor of Seller and the Acquired Companies, has directly or indirectly: (i) made any improper or illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (D) in violation of any applicable law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

                  4.16 Real Property.

                  (a) Schedule 4.16(a) of the Company Disclosure Schedule lists all real property owned by the Acquired Companies at projects at which the Acquired Companies are currently selling homes (the "Current Projects") or real property leased by any of the Acquired Companies, the locations of real property leased by any of the Acquired Companies, and the real property that any of the Acquired Companies has the right or obligation to purchase. Each Acquired Company has good, marketable and indefeasible title in fee simple, or as to optioned property or property subject to a purchase contract, has the right to acquire good, marketable and indefeasible title in fee simple (or as to leased property, has good and valid title to the leasehold estate), to the real property purported to be owned, optioned, under contract or leased by it on
Schedule 4.16(a) of the Company Disclosure Schedule, free and clear of all Liens, except Liens for Taxes and assessments not yet due and payable, Liens relating to the indebtedness described on Schedule 4.5 of the Company Disclosure Schedule, and Permitted Liens.

                  (b) Except as set forth in Schedule 4.16(b) of the Company Disclosure Schedule, no Acquired Company has given, nor has it received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by any of the Acquired Companies, or, to the knowledge of Seller and the Acquired Companies, any other Person with respect to any covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, or other Contracts granting, constituting or evidencing a conveyance by or to any of the Acquired Companies of title to or an interest in or otherwise affecting the real property or the ownership thereof which, individually or in the aggregate, is material to the ownership, use or development of such parcel of real property by any of the Acquired Companies, as such Acquired Company's business is presently conducted. Except as set forth on Schedule 4.16(b) of the Company Disclosure Schedule, no condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of Seller and the Acquired Companies, is threatened with respect to, or that could affect, any real property owned, leased, optioned, or under contract by any Acquired Company. No developer-related charges or assessments by proffers to any public authority or any other Person for public improvements with respect to any of the Entitlements or otherwise made against any property developed by any Acquired Company are unpaid or incomplete (other than those reflected on the Financial Statements or incurred since the date of such statements in the ordinary course of business consistent with past practices, and other than standard development agreements such as impact fee and water and sewer connection fee agreements and road and school impact fee/assessments paid on a per unit basis at the time of applying for a building permit or certificate of occupancy and other than community development district assessments), except for charges or assessments that do not and would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) Except as set forth on Schedule 4.16(c), to the knowledge of Seller and the Acquired Companies, there is no material impediment to the development of (or to approval for the development of) any Current Project (including access to streets, utilities, water and other similar services) in the manner in which the Acquired Companies currently anticipate building thereon, nor are there any moratoriums on such development.

                  (d) To the knowledge of Seller and the Acquired Companies, there are no material encroachments on the Current Projects, nor any encroachments by improvements on such real property onto any easements or any adjoining property or which would otherwise conflict with the property rights of any other Person.

                  (e) Except as set forth in Schedule 4.16(e) of the Company Disclosure Schedule:

                           (i) The Acquired Companies have not developed, constructed or otherwise participated and do not currently intend to develop, construct or otherwise participate in any real estate projects other than the projects identified on Schedule 4.16(a) or (e) of Company Disclosure Schedule (the "Projects"). Schedule 4.16(e) of Company Disclosure Schedule includes as of February 28, 2002 the total number of units developed and under development, and the total units remaining unsold.

                           (ii) To the knowledge of Seller and the Acquired Companies, all work performed by the Acquired Companies or by subcontractors on behalf of the Acquired Companies on or in any of the properties involved in the Current Projects has been or shall be performed in substantial accordance with the plans and specifications approved by all applicable Governmental Entities (including VA and FHA, as applicable), in compliance with all applicable material laws, ordinances, and regulations, and in a good and workmanlike manner, free from any defect or Lien, other than inchoate mechanics' liens for amounts not yet due.

                           (iii) The approvals, consents, licenses, permits, waivers or other authorizations issued, granted or otherwise made available by any Governmental Entity pertaining to the Current Projects (collectively, the "Entitlements"), and any Contracts (for example, and not in limitation, proffers and subdivision improvement agreements) executed in connection therewith, are in full force and effect and no party thereto is in material default there under. All material Entitlements necessary or appropriate for the development and construction of the Current Projects are in full force and effect, without material default, and are enforceable in accordance with Florida law. Neither the Acquired Companies, nor to the knowledge of Seller and the Acquired Companies, the fee owner, if the Acquired Companies are not the fee owner of any property involved in any of the Current Projects, is in material default under, and the Acquired Companies have not received any notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any Entitlements, transaction, covenant, condition, restriction, easement, encumbrance or other Contract pertaining to the property involved in any Current Project. All subdivision improvement bonds and other sureties or assurances relating in any way to any such property and required by any applicable Governmental Entity or pursuant to any Entitlements have been posted and are being maintained in accordance with the requirements of such applicable Governmental Entitles and/or Entitlements and no claim has been made there under or thereto.

                           (iv) Except for obligations contained in the Contracts listed in Schedule 4.5(a) of the Company Disclosure Schedule, none of the Acquired Companies has any development or improvement obligations with respect to the Current Projects.

                           (v) None of the Acquired Companies (or to knowledge of Seller and the Acquired Companies, the fee owner, if one of the Acquired Companies is not the fee owner) has made any oral or, except for the Entitlements, written commitments or representations to, or understandings or Contracts with, any Person or any adjoining property owner which would in any way be binding on any of the Acquired Companies and would interfere with any Acquired Company's ability to develop and improve any of the properties involved in the Current Projects with residential developments in accordance with the Entitlements, and none of the Acquired Companies, nor the fee owner, shall make or enter into any such commitment, representations, understandings or Contracts without Buyer's written consent.

                           (vi) Except as set forth on Schedule 4.16(e)(vi) of the Company Disclosure Schedule, no property involved in any Current Project or, to the knowledge of Seller and the Acquired Companies, any Project that is not a Current Project, is located in an area that is designated, or in the process of being designated, as a wetland by the Army Corps of Engineers, as a critical habitat for any threatened or endangered species under the endangered Species Act of 1973, as amended, or designated under any other law for the preservation of fish, wildlife, plants, insects, forests or wetlands, or for the preservation of any historical or archeological site under the National Historic Preservation Act of 1979, as amended, or designated under any other law, that would limit, impair, delay or prohibit the construction and development of the Project in accordance with the existing or currently proposed plans therefor.

                           (vii) None of the Acquired Companies has received any notice from any of their insurance carriers of any defects or inadequacies in any of the properties involved in the Current Projects, or any portion thereof, which have or would reasonably be expected to adversely affect the insurability of any properties or the cost of any such insurance. There are no pending insurance claims with respect to any portion of any such properties.

                           (viii) To the knowledge of Seller and the Acquired Companies, there are no soil conditions that would require construction of foundations different than those customarily built in residential projects in the areas in which the Current Projects are located, nor, any seismic safety problems relating to any of the properties involved in the Projects, any recent seismic activity affecting any such properties or any active fault bisecting, underlying or adjacent to any such properties. Each of the Acquired Companies or their contractors have installed foundations appropriate and customary for the applicable soil conditions.

                           (ix) All work performed with respect to the Current Projects has been approved by holders of security interests in the Current Projects to the extent required by the applicable Contracts.

                           (x) Other than in connection with its sales of homes to buyers in the ordinary course of business, none of the Acquired Companies has assigned to any third party any of its respective development or other rights with respect to the properties involved in the Current Projects.

                           (xi) Other than in connection with its sales to home buyers in the ordinary course of business, none of the Acquired Companies has entered into any Contact to sell any of the properties involved in the Current Projects to any third party that was not consummated or terminated on or before December 31, 2001.

                  (g) Except as set forth on Schedule 4.16(g) of the Company Disclosure Schedule, since December 31, 2001 no real property owned by the Acquired Companies has become subject to repurchase by any Person, whether as a result of the failure of any Acquired Company to begin construction thereon or to complete construction thereon within the time period required or otherwise.

                  (h) The backlog of home sales of each of the Current Projects as of March 31, 2002 is set forth in Schedule 4.16(h). All of the home purchase Contracts representing the backlog of home sales set forth on Schedule 4.16(h) have been incurred in the ordinary course of business. Seller is not aware of any reason that the cancellation rates for such backlog could exceed those experienced by the Acquired Companies during the period covered by the Financial Statements.

                  4.17 Intellectual Property.

                  (a) Schedule 4.17 of the Company Disclosure Schedule sets forth a true and complete list of all patents, trademarks, trade names, service marks, internet domain names and copyrights and applications for registration of any of the foregoing, technology, know-how, computer software programs or applications, and tangible or intangible intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to any of the Acquired Companies, in each case which are, individually or in the aggregate, material to the financial condition, operating results, assets or operations of the Company or any of the other Acquired Companies. Except as set forth in Schedule 4.17 of the Company Disclosure Schedule, each of the Acquired Companies own, free and clear of any and all Liens, or is licensed or otherwise possess legally enforceable rights to use, without payment to any other Person (other than payments to third parties pursuant to the Contracts listed in Schedule 4.5(a)(xv) of the Company Disclosure Schedule), all Intellectual Property that is used in the business of such Acquired Company as currently conducted, except where the failure to own, be licensed or to possess such rights has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

                  (b) To the knowledge of Seller and the Acquired Companies, the conduct of the business of the Acquired Companies does not conflict with the valid Intellectual Property rights of others and there are no conflicts with or infringements of any of the Intellectual Property of the Acquired Companies by any other Person. To the knowledge of Seller and the Acquired Companies, no other Person has any rights in or right to use any of the Intellectual Property owned by any of the Acquired Companies.

                  4.18 Insurance.

                  (a) Schedule 4.18(a) of the Company Disclosure Schedule contains a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies in effect at any time since January 1, 2001 and all general liability policies (including umbrella and excess policies) in effect at any time during the period from March 31, 1998 through and including December 31, 2000, that insure or did insure the business, operations or employees of any of the Acquired Companies or affect or relate to the ownership, use or operation of any of the assets (both past and present) of any of the Acquired Companies, whether issued to one of the Acquired Companies or to any other Person for the benefit of one of the Acquired Companies (the "Insurance Policies"); provided, however, that the term "Insurance Policies" shall not include insurance policies maintained in connection with any Company Benefit Plan (other than workers' compensation insurance policies). For each Insurance Policy, Schedule 4.18(a) of the Company Disclosure Schedule lists (i) the names and addresses of the insurers, (ii) the names of the Persons to whom such policies have been issued, (iii) the expiration dates thereof, (iv) whether the policies are currently in effect, (v) the annual premiums and payment terms thereof, (vi) whether it is a "claims made" or an "occurrence" policy,

(vii) any self insured retention or deductible, (viii) the aggregate limit of the policy and the claims paid to date, and (ix) a brief description of the interests insured thereby. Seller has provided Buyer with true, accurate and complete copies of each Insurance Policy, provided that general liability, umbrella and excess policies are the best available copies in the possession of Seller and the Acquired Companies.

                  (b) Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedule, (i) the Insurance Policies, in light of the respective business, operations and assets of the Acquired Companies and the other insureds under the policies, are or were in amounts and have or had coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets; (ii) none of the Acquired Companies, nor the Person to whom such policy has been issued has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim there under or defending under a reservation of rights clause, or, to the knowledge of Seller and the Acquired Companies, indicated any intent to do so or not to renew any such policy; (iii) the Insurance Policies do not provide for any retrospective premium adjustment or other experienced-based liability that would be an obligation of any Acquired Company, (iv) no side agreements or other Contracts exist that alter the terms of the Insurance Policies, and (v) none of the liability Insurance Policies contain any mold or soils exclusions from coverage.

                  (c) Each current Insurance Policy is valid and binding and in full force and effect, no premiums due there under have not been paid and none of the Acquired Companies nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Schedule 4.18(c) of the Company Disclosure Schedule contains a listing of all material open claims made or otherwise asserted by any of the Acquired Companies against any Insurance Policy. Except as set forth on
Schedule 4.18(c) of the Company Disclosure Schedule, neither Seller nor any Acquired Company has received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (d) Notwithstanding the foregoing, any representations or warranties made in the foregoing provisions of this Section 4.18 with respect to general liability policies (including umbrella and excess policies) in effect at any time during the period from March 31, 1998 through and including December 31, 2000 are made solely to the knowledge of Seller and the Acquired Companies.

                  4.19 Assets Other than Real Property Interests.

                  (a) The Company or another Acquired Company owns all material assets reflected on the 2001 Balance Sheet, or thereafter acquired, except those sold or otherwise disposed of since December 31, 2001 in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens except:

                           (i) such Liens as are set forth in Schedule 4.19 of the Company Disclosure Schedule;

                           (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and listed in Schedule 4.5 of the Company Disclosure Schedule and those Contracts not required to be listed under such Schedule 4.5 because they do not meet the threshold limits set forth therein, and Liens for Taxes or assessments which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith;

                           (iii) Liens which secure debt that is reflected as a liability on the 2001 Balance Sheet or the existence of which is expressly indicated in the notes thereto;

                           (iv) Liens and other rights of lessors and lessees under leases executed in the ordinary course of business; and

                           (v) other Liens or other imperfections of title, if any, which, do not, individually or in the aggregate, materially impair the assets or the intended use thereof.

The Liens set forth in subsections (ii) through (v) are collectively referred to herein as the "Permitted Liens".

                  (b) All the material tangible personal property of the Acquired Companies has been maintained in accordance with the past practice of the Acquired Companies and generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted. The assets owned or leased by the Acquired Companies include all of the properties and other assets necessary for the Acquired Companies to conduct their business in the manner presently conducted.

                  (c) All of the books and records of the Acquired Companies (including without limitation, the financial records) are true, complete and accurate in all material respects. True, complete and accurate copies of such records have been made available to Buyer.

                  4.20 Antitakeover Statutes. Florida Statute Section 6.07.0902 (Control Share Acquisition Statute) does not apply to the transactions contemplated herein and the Board of Directors of the Company is not required to take any action under the terms thereof. To the knowledge of Seller and the Acquired Companies, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation under the laws of Florida is applicable to the transactions contemplated hereby.

                  4.21 Warranties. Schedule 4.21 of the Company Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by the Acquired Companies currently in effect with respect to their respective products. It is the custom and practice of the Acquired Companies and their respective employees and agents not to deviate from such written warranties and guaranties in any material respect.

                  4.22 Suppliers and Subcontractors. Except as set forth in
Schedule 4.22 of the Company Disclosure Schedule, during the last 12 months, none of the Acquired Companies has received any notices of termination or threats of termination from any of the five largest suppliers or ten largest subcontractors for the Acquired Companies, as a whole.

                  4.23 Obligations to Key Employees. Schedule 4.23 of the Company Disclosure Schedule sets forth (i) the identities of all Persons who are entitled to receive any further payments pursuant to that certain Stock Purchase Agreement as of January 15, 1998 by and among James Carr, Communities, West Lake, Winston Trails, Pembroke Pines, Oak Ridge, Harold L. Eisenacher, Leonard
R. Chernys, Diana Ibarria, the Partnership, Pacific USA Holdings Corp., Seller and the Company and any related or similar agreement (in each case, as amended through the date hereof), (ii) the period for which such payments shall continue and (iii) the amount (or formula to calculate the amount) to which each such Person is entitled. Adequate accruals have been made in the financial statements of the Acquired Companies for any amounts payable to James Carr, Harold L. Eisenacher, Leonard R. Chernys and Diana Ibarria pursuant to such agreements, with respect to operations of the Acquired Companies through the Closing Date, and the pre-tax net income of the Company has been decreased by the amount of any such accruals not reflected on the Financial Statements for purposes of calculating the Company Net Income.

                  4.24 Disclosure. Copies of all documents heretofore or hereafter delivered or made available by Seller to Buyer pursuant hereto were or will be complete and accurate records of such documents.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                  Except as set forth in the Disclosure Schedule delivered by or on behalf of Buyer to Seller at or prior to the execution hereof that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V (the "Buyer Disclosure Schedule"), Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

                  5.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Buyer is not in violation of any order or decree of any Governmental Entity, or any law, ordinance, or regulation to which Buyer or any of its properties or assets is subject, except where such violation, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or regulations of any Governmental Entity in connection with its business as now conducted.

                  5.2 Authorization, Validity, and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated herein, as applicable. The consummation by Buyer of the transactions contemplated herein has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated herein to be executed by Buyer (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws relating to creditors' rights and general principles of equity, whether at equity or at law.

                  5.3 No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated herein in accordance with the terms hereof, will:

                           (i) conflict with or result in a breach of any provisions of the articles of incorporation or by-laws of Buyer;

                           (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the material properties of Buyer under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material Contract to which Buyer is a party, or by which Buyer or any of its properties is bound or affected; or

                           (iii) except as set forth in Schedule 5.3 of the Buyer Disclosure Schedule, require any material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person.

                  5.4 No Brokers. Buyer has not entered into any Contract with any Person, or taken any other action, which may result in the obligation of any other party to this Agreement to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  5.5 Funds. Buyer has the funds necessary to consummate the Stock Purchase and the transactions contemplated herein on a timely basis in accordance with this Agreement.

                  5.6 Investment Purpose. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of any securities laws. Buyer acknowledges that the Shares will be subject to restriction on transfer under applicable securities laws and will not sell or distribute any of the Shares in violation of any securities laws. Buyer has the present intention of holding the Shares for investment purposes.

                  5.7 Access to Information. During the course of the negotiation of this Agreement, Buyer reviewed or has been afforded the opportunity to review all information provided to it by Seller and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of Seller concerning the Acquired Companies, the Shares, and to obtain certain additional information reasonably requested by Buyer. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Acquired Companies, that it has made all such reviews and inspections of the business, assets, results of operations and financial condition of the Acquired Companies as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement it has relied solely on the representations of Seller made in this Agreement and its own independent investigation, analysis, and evaluation of the Acquired Companies. The foregoing access or review shall not be deemed to affect the representations and warranties and indemnities made by Seller hereunder.

                  5.8 Limited Representations. BUYER ACKNOWLEDGES THAT:

                  (a) EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS CONTEMPLATED TO BE DELIVERED HEREBY, OR ANY OTHER REPRESENTATION MADE IN WRITING AND DELIVERED TO BUYER AFTER THE DATE HEREOF, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY AFFILIATE THEREOF NOT EXPRESSLY REFERENCED HEREIN).

                  (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE DOCUMENTS CONTEMPLATED TO BE DELIVERED HEREBY, OR ANY OTHER REPRESENTATION MADE IN WRITING AND DELIVERED TO BUYER AFTER THE DATE HEREOF AND PRIOR TO THE CLOSING, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

                  (c) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE ACQUIRED COMPANIES.

                  5.9 No Discoveries of Any Breach of Representations and Warranties. None of Stephen J. Scarborough, Chief Executive Officer of Buyer, Michael C. Cortney, President of Buyer, Andrew H. Parnes, Senior Vice President-Finance of Buyer, Clay A. Halvorsen, Senior Vice President and General Counsel of Buyer or Jon Nicholson, Land Development Controller, of Buyer is aware of any information relating to the Acquired Companies which such person knows and understands would constitute a breach of the representations and warranties of Seller contained herein.

                                   ARTICLE VI
                                    COVENANTS

                  6.1 Conduct of Business. Except as (i) expressly contemplated in this Agreement, (ii) set forth in Schedule 6.1 of the Company Disclosure Schedule, or (iii) as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date, Seller shall use all reasonable efforts to cause the Acquired Companies:

                  (a) to conduct their respective operations according to the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) to preserve intact their respective business organizations and goodwill, keep available the services of their officers and employees and maintain relationships with their customers, suppliers and other Persons having business relationships with them;

                  (c) to confer on a regular basis with one or more representatives of Buyer regarding operational matters of materiality and any proposals of the Acquired Companies to engage in material transactions, and to provide such information as Buyer may reasonably request;

                  (d) not to amend the organizational documents of any of the Acquired Companies;

                  (e) to promptly notify Buyer of (i) any material change of which Seller or any Acquired Company is aware in the condition (financial or otherwise) of any Acquired Company's business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or
(ii) any material litigation or material complaints, investigations or hearings of any Governmental Entity (or communications indicating that the same may be contemplated);

                  (f) to promptly deliver to Buyer any material report, statement, schedule or correspondence filed or submitted by any Acquired Company to, or received by any Acquired Company from, any Governmental Entity;

                  (g) not to (i) issue any Capital Stock, effect any stock split or combination, reclassify its stock or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any of its Capital Stock, (iii) increase any compensation or benefits or enter into or amend any employment, severance, termination or similar Contract with any of its present or future employees, officers or directors, except for normal increases in compensation and benefits to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which may be required by applicable law, or (v) increase the amount, or expand the scope, of any indemnification currently provided for employees, officers or directors;

                  (h) not to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Capital Stock (other than the Corporate Dividend); or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its Capital Stock or that of any of the other Acquired Companies, or make any commitment for any such action;

                  (i) not to sell, lease or otherwise dispose of any assets (including Capital Stock of any other Acquired Company), or enter into any commitment to do so; provided that the sale of completed homes to individual homebuyers by any Acquired Company in the ordinary the course of business shall not be a violation of this clause (i);

                  (j) not to (i) incur or assume any long-term or short-term Debt or issue any Debt securities, including without limitation, any Debt that Buyer shall payoff at the Closing; (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other Person; (iii) modify in any manner adverse to any of the Acquired Companies any outstanding Debt or obligation of any of the Acquired Companies; (iv) pledge or otherwise encumber Capital Stock of any of the Acquired Companies; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material Lien of any kind in respect to such asset except in the ordinary course of business consistent with past practices;

                  (k) not to change any of its financial accounting principles or practices except as may be required by applicable laws, regulations or GAAP;

                  (l) not, without the prior consent of Buyer (which will not be unreasonably withheld) to:

                           (i) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any Capital Stock therein;

                           (ii) enter into any Contract which would be required to be listed on Schedules 4.5 (a)(i) if such Contract involves $250,000 or more, (ii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii),
         (xiv), (xv), (xvi), (xvii), (xix), (xx), (xxi), (xxii) or (xxiii) of the Company Disclosure Schedule or amend, in any material respect, any such Contract;

                           (iii) authorize any new capital expenditure or expenditures (except in the ordinary course of business consistent with past practice or pursuant to Contracts listed in Schedule 4.5 of the Company Disclosure Schedule) which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $500,000; or

                           (iv) enter into any Contract to purchase any real property;

                  (m) not to pay, discharge or satisfy any liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

                  (n) not to settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated herein;

                  (o) not to permit any of the Acquired Companies to make any material Tax election (other than in a manner consistent with prior practices), settle or compromise any material Tax liability (other than Taxes due) or agree to an extension of a statute of limitations with respect to any material amount of Tax, except to the extent the amount of any such Tax, settlement or compromise has been reserved for in the Financial Statements; provided, Buyer shall not unreasonably withhold or delay consent as to such matters;

                  (p) not to loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract or other transaction with, or otherwise make any payments to Seller or any of its Affiliates or (with the exception of payments of salary in the ordinary course, consistent with past practice) any officer or director thereof;

                  (q) not to take any action that would knowingly result in a breach of any representation, warranty or covenant of Seller contained in this Agreement; and

                  (r) not to permit any of the Acquired Companies to commit to, take any action or fail to take any reasonable action, or agree in writing or otherwise to take any actions having the same or similar effect, or being of the same or similar nature, as any of the actions described in Sections 6.1(a) through (p).

                  6.2 Further Action.

                  (a) Upon the terms and subject to the conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated in this Agreement, to obtain in a timely manner all material waivers, consents and approvals, and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

                  (b) From the date of this Agreement until the termination of this Agreement or the Closing Date, no party shall take any action which would
(i) materially adversely affect the ability of any party to this Agreement to obtain any consents, approvals, or authorizations required for the transactions contemplated herein, or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

                  6.3 Access to Information; Confidentiality.

                  (a) From the date hereof until the termination of this Agreement or the Closing Date, upon reasonable notice and subject to applicable laws, Seller shall cause the Company to afford Buyer and its accountants, counsel, and other representatives, during normal business hours, access to all of the Acquired Companies properties and assets, books, Contracts, and records reasonably requested by Buyer, subject to any confidentiality obligations affecting Seller or the Acquired Companies and provided Seller and the Acquired Companies will not be required to take actions which could result in a waiver of or jeopardize any attorney-client privilege. Buyer shall, and shall cause its respective advisors and representatives to:

                           (i) conduct its investigation in such a manner that will not unreasonably interfere with the normal operations, customers or employee relations of the Acquired Companies, and

                           (ii) treat as confidential in accordance the terms of the Confidentiality Agreement all such information obtained hereunder or in connection herewith and not otherwise known to them prior to disclosure hereunder.

                  (b) From the date hereof until the termination of this Agreement or the Closing Date, each party shall furnish promptly to the other: a copy of all filings made with any Governmental Entity in connection with the transactions contemplated in this Agreement and all written communications received from such Governmental Entities related thereto.

                  (c) Each party shall promptly notify the other orally and in writing of:

                           (i) the occurrence of any breach of any
         representation, warranty or covenant contained in this Agreement of such party in any material respect;

                           (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

                           (iii) any notice or other communication from any third party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated in this Agreement.

                  6.4 Publicity. The initial press release relating to this Agreement shall be a joint press release which has heretofore been approved by the parties hereto, and thereafter until the Closing Date Seller and Buyer shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar Governmental Entities), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto. Notwithstanding the foregoing, nothing herein will prohibit any party from making any disclosures, filings, announcements or reports required by applicable securities laws.

                  6.5 Expenses. Except as set forth herein, all costs and expenses (including fees of attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided however if the Stock Purchase is consummated, Seller shall pay all costs and expenses (including fees of attorneys and accountants) of the Acquired Companies incurred in connection with this Agreement and the transactions contemplated hereby.

                  6.6 Certain Benefits.

                  (a) Except as otherwise provided in this Section 6.6, on or before the Closing Date, but effective as of the Closing Date, Seller shall cause:

                           (i) the Acquired Companies to cease to be sponsors and/or adopting employers under the Company Benefit Plans that are not sponsored or maintained solely by the Acquired Companies; provided however, that after the Closing, the Acquired Companies shall contribute such amounts to, or with respect to, the Company 401(k) Plan as are necessary to satisfy their obligations with respect to benefits accrued under such plan prior to the Closing Date; and

                           (ii) each individual who is employed by any Acquired Company as of the Closing (a "Continuing Employee") to have a fully vested and nonforfeitable interest in his or her entire account balance under any Company Benefit Plan that is subject to Code Section 401(a), including any plan subject to Code Section 401(k) (the "Company 401(k) Plan").

                  (b) From and after the Closing, Buyer shall cause each Continuing Employee to be provided with compensation and benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates. Notwithstanding the foregoing, nothing contained in this
Section 6.6 or this Agreement is intended to confer upon any Continuing Employee any right to continued employment or any right to wages or benefits at any time after the Closing Date.

                  (c) Buyer shall cause each Continuing Employee and his or her eligible dependents, as determined under the terms of Buyer's benefit plans (including all such Continuing Employee's dependents covered immediately prior to the Closing Date by a Company Benefit Plan that is a group health plan, provided that such dependent is not a qualified beneficiary receiving continuation coverage under such plan pursuant to Code section 4980B(f) (COBRA) or similar state law) to be covered under a group health plan maintained by Buyer or an Affiliate of Buyer that provides medical and dental benefits to the Continuing Employee and such eligible dependents effective as of the Closing Date.

                  (d) Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer, the Acquired Companies and the other Affiliates of Buyer to recognize each Continuing Employee's years of service prior to the Closing Date with the Acquired Companies, Seller and the Affiliates of Seller for purposes of terms of employment, eligibility and vesting determinations under such plans and programs, and determining the level of benefits to be provided under applicable severance and vacation plans and policies.

                  (e) Seller shall (i) take such actions, if any, as may be necessary to provide for the distribution to the Continuing Employees of their vested account balances under the Company 401(k) Plan, (ii) permit each Continuing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance (including any outstanding loans) under the Company 401(k) Plan to a defined contribution plan designated by Buyer and maintained by Buyer or an Affiliate of Buyer (the

"Buyer 401(k) Plan"), and (iii) cause the Company 401(k) Plan to deliver to the Buyer 401(k) Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Continuing Employees who have elected such a direct rollover in accordance with the procedures established by Seller. Seller shall also take such actions, if any, as are necessary to permit the continuation of loan repayments to the Company 401(k) Plan by Continuing Employees (which loan repayments shall be made by payroll deduction by Buyer or one of its Affiliates) during the period beginning on the Closing Date and ending 90 calendar days after the Closing Date; provided, however, that if a Continuing Employee makes a direct rollover election as described in this paragraph within such 90-day period, then the Company 401(k) Plan shall continue to accept such loan repayments from such Continuing Employee until the date of such direct rollover. Buyer shall cause the Buyer 401(k) Plan to accept the direct rollover of electing Continuing Employees' benefits in cash and, if applicable, promissory notes from the Company 401(k) Plan. Buyer represents, covenants and agrees with respect to the Buyer 401(k) Plan that, as of the date of each rollover described in this paragraph, such plan (1) is intended to satisfy the requirements of Code Sections 401(a), (k), and (m) and (2) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status.

                  (f) Buyer expressly agrees that it assumes all obligations to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended, with respect to the termination of any employee of an Acquired Company that occurs after the Closing Date.

                  (g) From and after the Closing Date, Buyer shall cause the Acquired Companies to honor their respective obligations under the employment Contracts set forth on Schedule 4.5(a)(vi) of the Company Disclosure Schedule.

                  (h) From and after the Closing Date, Buyer shall assume all liability for workers' compensation claims relating to any Continuing Employee, provided that the Acquired Companies continue to be named insureds under Seller's or its Affiliate's, as applicable, workers' compensation insurance policy covering such Continuing Employee for services performed on or before the Closing Date.

                  (i) Seller expressly agrees that it retains liability for all claims arising under any Company Benefit Plan, including without limitation, any Company Benefit Plan that is an "employee welfare benefit plan" as defined in ERISA Section 3(1), provided such claim arises out of an event occurring, or with respect to a Company Benefit Plan that is a group health plan, a service or supply provided, prior to the Closing Date. Buyer expressly agrees that Buyer and the Acquired Companies shall have all liability for all claims arising under any "employee benefit plan" as defined in ERISA Section 3(3) providing coverage to Continuing Employees and their dependents to the extent that such claim arises out of an event occurring, or, with respect to any such plan that is a group health plan, a service or supply provided, on or after the Closing Date.

                  6.7 Third Party Offers.

                  (a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, each of Seller, its Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition, and neither Seller, nor any of its Affiliates shall, nor shall Seller authorize or permit any of its Affiliates or their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any Person concerning any potential Third Party Acquisition or that may reasonably be expected to lead to any Third Party Acquisition or attempted Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. Seller shall promptly communicate to Buyer the existence or occurrence and the terms of any potential Third Party Acquisition or contact related to any potential Third Party Acquisition that Seller, the Acquired Companies or any of their Affiliates, or their respective officers, directors, employees, representatives or agents, receive in respect of such a proposed transaction, and the identify of the Person from whom such proposal or contact was received.

                  (b) "Third Party Acquisition" means the acquisition by a Person or group, other than Buyer or any Affiliate of Buyer, of more than ten percent, in a single transaction or series of transactions, of the Capital Stock or the assets of the Company, or any other Acquired Company, whether by sale of Capital Stock, sale, lease or other disposition of assets, merger or otherwise.

                  (c) Seller represents and warrants to Buyer that Seller and its Affiliates and their respective officers, directors, employees, representatives (including, without limitation, any investment banker, attorney or accountant) or agents have terminated any and all existing discussions with third parties relating to a Third Party Acquisition.

                  6.8 Non-Solicitation.

                           (a) (i) For a period of two years from the Closing, Seller shall not, and Seller shall cause each of its Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any Key Employees of any Acquired Company or any Subsidiary of the Company (collectively, the "Company Key Employees"); or (B) soliciting or encouraging any Company Key Employee to leave the employment of the Company or any Subsidiary of the Company.

                                    (ii) For a period of one year from the
         Closing, Seller shall not, and Seller shall cause each of its Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any employee of the Company or any Subsidiary of the Company who is not a Company Key Employee; or (B) soliciting or encouraging any such employee to leave the employment of the Company or any Subsidiary of the

         Company, provided that nothing contained in this subsection (ii) shall prohibit or restrict Seller or its Affiliates from hiring any such employee who responds to a general advertisement by Seller or its Affiliates or approaches Seller or its Affiliates without any solicitation by Seller or its Affiliates.

                           (b) (i) For a period of two years from the Closing, Buyer shall not, and Buyer shall cause each of its Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any Key Employees of Seller or its Affiliates (other than the Acquired Companies) (collectively, the "Seller Key Employees"); or (B) soliciting or encouraging any Seller Key Employee to leave the employment of Seller or its Affiliates (other than the Acquired Companies).

                                    (ii) For a period of one year from the
         Closing, Buyer shall not, and Buyer shall cause each of its Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting, recruiting or hiring any employee of Seller or its Affiliates who is not a Seller Key Employee; or (B) soliciting or encouraging any such employee to leave the employment of Seller or its Affiliates, provided that nothing contained in this subsection (ii) shall prohibit or restrict Buyer or its Affiliates from hiring any such employee who responds to a general advertisement by Buyer or its Affiliates or approaches Buyer or its Affiliates without any solicitation by Buyer or its Affiliates.

                  (c) Notwithstanding the foregoing, the parties acknowledge that James Carr who is an employee of the Acquired Companies, shall be permitted to provide consulting services to Technical Olympic pursuant to that certain Consulting Services Agreement entered into between James Carr and Technical Olympic concurrent herewith, in the form consented to by Buyer. Except and only to the extent as set forth in such Consulting Services Agreement, Seller agrees that James Carr shall not provide any services to Seller or its Affiliates (other than the Acquired Companies).

                  (d) Notwithstanding anything contained in this Agreement to the contrary, the parties hereto recognize and agree that in the event of a breach of the covenants set forth in this Section 6.8 by any party, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by any party of any provisions of this Section 6.8, the injured party shall be entitled, either with or without pursuing any potential damage remedies, to immediately obtain an injunction prohibiting the breaching party from violating this section without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law.

                  (e) If any covenant in this Section 6.8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Seller or Buyer, as applicable. Any violation of the provisions of this Section 6.8 shall automatically toll and suspend the period set forth herein for the duration of such violations.

                  6.9 Acquired Company Directors and Officers. Seller shall cause Andreas Stengos to resign from his position on the Board of Directors of each Acquired Company effective as of the Closing Date and shall cause Andreas Stengos and Tommy McAden to resign from all officer positions such persons hold with each Acquired Company effective as of the Closing Date.

                  6.10 Corporate Actions .

                  (a) Prior to the Closing, Seller shall cause the Company and WCI, as applicable, to declare and pay a dividend on the Shares of the corporate condominium owned by WCI and located at Unit No. 2712, One Tequesta Place, Miami Beach, Florida, subject to all obligations of the Acquired Companies with respect to such property, including those certain notes dated March 15, 2001 in the original principal amount of $606,103 (the "Corporate Dividend"), and Seller shall take all actions necessary for the release of the Acquired Companies prior to the Closing under such Debt.

                  (b) Prior to or at the Closing, Seller shall cause the Acquired Companies to write off the following items on the Financial Statements:
(i) the prepaid insurance in the amount of $375,200, (ii) all unamortized loan costs/fees relating to the indebtedness of the Acquired Companies and the Land Financing Debt, and (iii) a cost of sales adjustment in the amount of $50,000, and in each case the pre-tax net income of the Company will be decreased by such amounts for purposes of calculating the Company Net Income.

                  (c) Prior to or at the Closing, Seller shall cause the Acquired Companies to provide adequate accruals in the financial statements of the Acquired Companies as of the Closing Date for any amounts payable to James Carr pursuant to that certain Employment Agreement between Communities and James Carr, dated December 15, 1999, and to David Webber pursuant to that certain Employment Agreement between Communities and David Webber dated November 1, 1999, with respect to operations of the Acquired Companies through the Closing Date, and the pre-tax net income of the Company will be decreased by the amount of any such accruals not reflected on the Financial Statements for purposes of calculating the Company Net Income.

                  6.11 Insurance.

                  (a) On or before the Closing, Buyer shall secure general liability insurance policies covering the Acquired Companies, which in light of the respective business, operations and assets of the Acquired Companies are in amounts that are reasonable and customary for Persons engaged in such businesses and operations and having such assets.

                  (b) Neither Seller nor any of its Affiliates has or will take any action for the purpose of canceling, eliminating or otherwise diminishing the insurance coverage provided to the Acquired Companies under the Insurance Policies with respect to the pre-Closing operations of the Acquired Companies, provided however Seller may notify the carriers and remove the Acquired Companies as named insureds under such policies for periods after the Closing.

         6.12 Release of Credit Enhancements or Indemnification.

         (a) Seller has executed certain credit enhancements for the purpose of guarantying the payment by the Acquired Companies of certain amounts owed by the Acquired Companies (the "Credit Enhancements"). Set forth in Schedule 6.12 of the Company Disclosure Schedule, with respect to each Credit Enhancement, is the other party thereto, the Acquired Company that is the beneficiary of the Credit Enhancement, the amount guaranteed, and, in the case of letters of credit, the beneficiary thereto.

         (b) Buyer shall use all reasonable efforts to cause Seller to be released, as of the Closing Date, from any and all obligations under the Credit Enhancements (which will include Buyer presenting letters of credit to the issuers of the letters of credit of the Acquired Companies guaranteed by Seller to guarantee the outstanding letters of credit). In the event that Buyer is unable to obtain a full and complete release of Seller from any Credit Enhancement, Buyer and the applicable Acquired Company shall, jointly and severally, indemnify Seller from any Damages Seller suffers or incurs to the extent arising from any claim, action, suit, proceeding, or investigation, based on actions or events after the Closing relating to such Credit Enhancement, and shall execute and deliver to Seller such other agreements or documents as reasonably requested by Seller to properly evidence such indemnification obligation.

         6.13 Mortgage Services.

         (a) At or prior to the Closing, Seller shall cause Technical Mortgage to redeem the interests of the Acquired Companies in Technical Mortgage for an amount equal to the capital contribution of the Acquired Companies in Technical Mortgage.

         (b) Seller shall cause Preferred Mortgage to handle all mortgages which Preferred Mortgage has committed as of the Closing Date to buyers of homes from the Acquired Companies to be handled in the normal course of business.

         6.14 Park/Walnut Creek Investors. At the Closing, the parties shall cause WCI to complete the purchase from Walnut Creek Investors of all unpurchased lots subject to that certain Option and Development Agreement entered into between Walnut Creek Investors and WCI dated May 25, 2001, at the carrying value of $34,800 per lot. Seller shall indemnify and hold harmless the Acquired Companies from any additional amounts for which any of the Acquired Companies may, at the Closing, be liable to Walnut Creek Investors or its members, in their capacity as members of Walnut Creek Investors.


                                   ARTICLE VII
                            SURVIVAL; INDEMNIFICATION

         7.1 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive for eighteen months following the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in (i) Section 4.10 shall survive for a period of three years following the Closing Date, (ii)
Section 4.13 shall survive for a period of four years following the Closing Date, and (iii) Sections 3.1, 3.4, 4.2, 4.3, 4.9, and 4.12 shall survive for the applicable statute of limitations period.

         7.2 Indemnification.

             (a) Seller shall indemnify Buyer, its Affiliates (including the Company and its Subsidiaries following the Closing) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively "Damages") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement, or contained in any certificate delivered pursuant hereto; (ii) any breach of any covenant of Seller contained in this Agreement; (iii) any actions taken by or on behalf of Seller or any of its Affiliates (including the Acquired Companies) related to the operations or dissolution of The Adler Companies, Inc. or its Subsidiaries; (iv) any existing bodily injury litigation listed on
Schedule 7.2(a)(iv) hereto; (v) a lack of coverage under any Insurance Policy issued by Reliance Insurance Company, to the extent such Damages would have been covered by such Insurance Policy if Reliance Insurance Company had been financially sound (subject however to any applicable self insured retentions and aggregate limits on such Insurance Policy, and only after reduction for all other third party sources of recovery, including any State insurance fund); (vi) any Damages relating to the Maple Ridge Matter or the Hearthstone Matter which in the aggregate exceed the Reserve Balance (provided that Buyer and the Acquired Companies shall use their good faith reasonable efforts to minimize any Damages as a result of such matters); and (vii) any claim by any Person for brokerage, commission, finders' fee or any similar compensation based on Contracts made or alleged to be made between such Person and Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated hereby.

             (b) Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Damages suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or contained in any certificate delivered pursuant hereto; (ii) any breach of any covenant of Buyer contained in this Agreement, or (iii) any claim by any Person for brokerage, commission, finders' fee or any similar compensation based on Contracts made or alleged to be made between such Person and Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated hereby.

         7.3 Time Limitations. Neither Buyer nor Seller will have any liability (for indemnification or otherwise) with respect to:

             (i) any representation or warranty contained in this Agreement, other than those in Sections 3.1, 3.4, 4.2, 4.3, 4.9, 4.10, 4.12 and 4.13,
    unless on or before eighteen months following the Closing Date the party seeking indemnification notifies the party or parties from which it is seeking indemnification in writing of a claim for Damages;

             (ii) any representation or warranty contained in Section 4.10 unless on or before three years following the Closing Date, the party seeking indemnification notifies the party or parties from which it is seeking indemnification in writing of a claim for Damages; or

             (iii) any representation or warranty contained in Section 4.13 unless on or before four years following the Closing Date the party seeking indemnification notifies the party or parties from which it is seeking indemnification in writing of a claim for Damages;

    in each case, specifying the factual basis of that claim in reasonable detail. A claim with respect to Section 3.1, 3.4, 4.2, 4.3, 4.9 or 4.12 may be made at any time prior to 30 days after the expiration of the applicable statute of limitations period.

         7.4 Other Limitations.

         (a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(a)(i) (other than a breach of the representations and warranties of Seller contained in Section 4.14(d), which shall not be subject to such threshold for Damages) or a breach of the covenants contained in Article VI (other than the covenants contained in Sections 6.5, 6.6, 6.9, 6.10 and 6.14, which shall not be subject to such threshold for Damages) until the total of all Damages with respect to such matters exceeds the sum of $300,000 and the Excess Reserves, and then only for the amount by which such Damages exceed the sum of $300,000 and the Excess Reserves.

                  (b) Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(b) until the total of all Damages with respect to such matters exceeds $300,000, and then only for the amount by which such Damages exceed $300,000.

         (c) Any amounts otherwise payable to an indemnified party with respect to indemnification for Damages or Taxes incurred by such indemnified party shall be reduced by any Tax Benefit received by such indemnified party. The indemnified party shall use its reasonable best efforts (provided that this shall not be deemed to require the commencement of legal proceedings) to take such action as is necessary (including, without limitation, the filing of an amended Federal and state income tax return or a claim for refund) in order to obtain any Tax Benefit that may be available as a result of any Damages or Taxes indemnified hereunder, unless in the opinion of counsel to such indemnified party there is not substantial authority for claiming a loss, deduction or credit for such Damages or Taxes. A "Tax Benefit" shall arise if, after taking into account the tax consequences of the payment or incurrence by such indemnified party of the Damages or Taxes and any income tax arising out of such indemnified party's receipt of indemnification pursuant to this Article VII or
Article VIII in respect of such Damages or Taxes, such indemnified party realizes an actual savings in its liability for Taxes as a result thereof. For this purpose, an indemnified party shall be deemed to realize an actual savings in its liability for Taxes upon the filing of its Tax Return claiming actual Tax savings attributable to such indemnification; provided, however, that if and to the extent that any such Tax Benefit is ultimately denied by a taxing authority, the indemnifying party shall pay to such indemnified party the amount of such denied Tax Benefit plus interest at the rate applied by such taxing authority to underpayments of Tax from the date that interest begins to accrue on the underpayment of Tax as a result of the denial of such Tax Benefit until the date that the amount of such denied Tax Benefit (plus interest) is paid to such indemnified party by the indemnifying party. In the event such indemnified party has a net operating loss for Federal income tax purposes for (or a net operating loss carryover or investment tax credit carryover to) the year in which a Tax Benefit would otherwise be realized, the Tax Benefit shall be deemed to be realized, if ever, only in the year or years in which there is an actual reduction in or refund of the amount of Taxes paid over what would have been paid in the absence of such Tax Benefit (after giving effect to such net operating loss or net operating loss carryover or investment tax credit carryover).

         (d) In no event will Seller's liability (for indemnification or otherwise) with respect to the matters in Section 7.2(a)(i) or a breach of the covenants contained in Article VI (other than the covenants contained in Sections 6.5, 6.9, 6.10 and 6.14, which shall not be subject to such cap) exceed $32,000,000 in the aggregate.

         (e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER SHALL NOT BE LIABLE TO BUYER OR ANY BUYER INDEMNITEES NOR BUYER TO SELLER OR ANY SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN AN ACTION BY A THIRD PARTY AGAINST A BUYER INDEMNITEE OR SELLER INDEMNITEE FOR WHICH SUCH BUYER INDEMNITEE OR SELLER INDEMNITEE IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT; PROVIDED THAT NOTWITHSTANDING THE FOREGOING, ANY CLAIM FOR INDEMNIFICATION BY BUYER AGAINST SELLER INVOLVING A LAND CONTRACT BREACH MAY INCLUDE A CLAIM FOR CONSEQUENTIAL DAMAGES PROVIDED THAT THE AMOUNT OF CONSEQUENTIAL DAMAGES RECOVERABLE WITH RESPECT TO EACH CURRENT PROJECT WHICH IS SUBJECT TO A LAND CONTRACT BREACH SHALL BE LIMITED TO $1,500,000.

         7.5 Procedures Relating to Indemnification Involving Third Party
Claims.

         (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Any notice of an indemnification claim involving a Third Party Claim shall specify the nature of the claim in reasonable detail, the Persons making the claim and the estimated amount, if practicable, and shall be accompanied by any correspondence from the third party relating to the Third Party Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. In the event the provisions of Section 8.4 are inconsistent with any provision of this Article VII, the provisions of Section 8.4 shall control with respect to the contest of tax matters.

         (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it promptly so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel has been consented to by the indemnified party, which consent shall not be unreasonably withheld. The parties acknowledge that, except where the claim reasonably requires an earlier action be taken for the indemnified party to avoid liability or prejudice, a response by the indemnified party within 30 days following receipt of notice of a claim from the indemnified party shall be deemed to be a prompt response. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

         (c) In connection with any Third Party Claim, the indemnified parties and the indemnifying party shall cooperate with each other in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnified or indemnifying party's request) the provision to such party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         (d) If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, provided however no consent of the indemnified party shall be required if such settlement, compromise or discharge by its terms releases the indemnified party completely in connection with such Third Party Claim and would not otherwise adversely affect the indemnified party. If the indemnifying party shall not have assumed the defense of a Third Party Claim, the indemnified party may settle, compromise or discharge, such Third Party Claim in good faith without the indemnifying party's prior consent.

         (e) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that the outcome of a Third Party Claim may adversely affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the right to defend, compromise or settle such Third Party Claim, but the indemnifying party shall not be bound by any compromise, settlement or discharge effected without its consent, which consent may not be unreasonably withheld. Seller shall be entitled to participate in the defense of any such claim and to employ counsel of its choosing (not reasonably objected to by Buyer), at its own expense, separate from the counsel employed by Buyer.

         (f) In the event than an indemnified party is required to incur legal fees and expenses as a result of an indemnifying party's failure, upon a request for indemnification, to promptly respond under subsection (b) above as to whether or not the indemnifying party is assuming the defense of the Third Party Claim, then such legal fees and expenses may be included in any indemnification claim made by the indemnified party, provided that such actions were reasonably required in order for the indemnified party to avoid liability with respect to such matter.

         7.6 Other Claims. In the event any indemnified party should have a claim for Damages against any indemnifying party under Section 7.2(a) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.2(a), except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party has disputed its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 12.11 below.

         7.7 Sole and Exclusive Remedy. Should the Closing occur, except as set forth in Section 6.8 and Article IX hereto, and the Confidentiality Agreement,
(i) Buyer's sole and exclusive remedies for any breach of the representations, warranties or covenants of Seller under this Agreement and any certificate delivered pursuant to this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies provided in this Article VII and
Article VIII, and Buyer hereby waives, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud) which may be available at law or equity for any breach or alleged breach of any representations, warranties or covenants of Seller hereunder, and (ii) Seller's sole and exclusive remedies for any breach of the representations, warranties or covenants of Buyer under this Agreement and any certificate delivered pursuant to this Agreement (other than claims of or causes of action arising from fraud), shall be the remedies provided in this Article VII, and Seller hereby waives, from and after the Closing, any and all other remedies (other than claims of or causes of actions arising from fraud) which may be available at law or equity for any breach or alleged breach of any representations, warranties or covenants of Buyer hereunder.

                                  ARTICLE VIII
                                   TAX MATTERS

         8.1 Section 338(h)(10) Elections.

             (a) The parties intend that the acquisition by Buyer of the stock of the Company and its Subsidiaries that are treated as corporations for federal or state income tax purposes (as applicable) qualify as a "qualified stock purchase" under Section 338 of the Code.

Seller (or any appropriate Affiliate of Seller) shall join Buyer in making a timely election under Section 338(h)(10) of the Code and any comparable election under state or local law with respect to the acquisition of the Shares acquired pursuant to this Agreement and with respect to the stock of any of the Subsidiaries of the Company that are treated as corporations for U.S. federal or state income tax purposes (as applicable) (the "Section 338(h)(10) Election"). Buyer and Seller (or any appropriate Affiliate of Buyer or Seller) shall be jointly responsible for the preparation and filing of all forms that are necessary to effect the Section 338(h)(10) Election, including without limitation an IRS Form 8023. Buyer and Seller (or any appropriate Affiliate of Buyer or Seller) shall execute and timely file IRS Forms 8023 and all other forms, returns, elections, schedules and documents required to effect and preserve timely the Section 338(h)(10) Elections. After the Closing Date, each party shall cooperate with the other and shall take all actions reasonably requested by the other to assure timely and accurate filing of the Section 338(h)(10) Elections.

             (b) In connection with the Section 338(h)(10) Election, Buyer shall reasonably determine, and Seller shall accept if reasonable, the fair market values of the assets and liabilities deemed purchased for purposes of the computation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company and its Subsidiaries with respect to which a Section 338(h)(10) Election is made and the allocation of such Aggregate Deemed Sale Price among such assets (the "Allocation Agreement") in accordance with Section 338 of the Code (the "Valuations"). Buyer and Seller agree to act, and to cause their respective Affiliates to act, in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings.

             (c) Seller and Buyer agree that, except as required by a final determination with any tax authority, they will report, and will cause their respective Affiliates to report, the transfers under this Agreement consistent with the Section 338(h)(10) Election and will not take, or cause to be taken, any action in connection with the filing of any Tax Return on behalf of Seller, Buyer, or their Affiliates or otherwise that would be inconsistent with or prejudice the Section 338(h)(10) Election or the Allocation Agreement, and they will take all steps necessary to obtain comparable treatment, where applicable, for state income Tax purposes.

             (d) It is understood that Seller plans to file an election to have the Partnership be taxed as an association taxable as a corporation for United States federal income tax purposes. Notwithstanding the foregoing, Seller hereby agrees to file a Florida form F-1065, Florida Partnership Information Return, for the Partnership for the period commencing with or including the date that the Partnership elects to be taxed as an association for federal income tax purposes through the Closing Date so as to cause the Partnership to be treated as a partnership and not an association taxable as a corporation for Florida income tax purposes.

         8.2 Indemnification Obligations With Respect to Taxes.

             (a) Seller shall be responsible for, and shall indemnify, defend and hold harmless Buyer from and against:

                 (i) all consolidated federal income Taxes of the Company and its Subsidiaries and any consolidated, combined or unitary state income Taxes of the

         Company and its Subsidiaries that are due with respect to periods ending on or prior to the Closing Date, including, without limitation, any Taxes resulting from the Company's or its Subsidiaries' ceasing to be a member of a consolidated, combined, affiliated, or unitary group, any Taxes incurred as a result of making the Section 338(h)(10) Election, and any Taxes resulting from the Corporate Dividend, but excluding any Taxes resulting from an extraordinary transaction undertaken on the Closing Date after the Closing;

                 (ii) all Taxes of the Company and its Subsidiaries that are due with respect to periods ("Straddle Periods") that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, but only to the extent such Taxes exceed the amounts taken into account therefor in computing the Company Net Income;

                 (iii) all Taxes of the Company and its Subsidiaries that are due with respect to periods ending on or before the Closing Date (other than those that are covered by Section 8.2(a)(i) of this Agreement and excluding any Taxes resulting from an extraordinary transaction undertaken on the Closing Date after the Closing), but only to the extent that such Taxes exceed the amounts reserved therefor on the 2001 Balance Sheet or taken into account therefor in computing the Company Net Income; and

                 (iv) all losses resulting from any inaccuracy in or breach of the representations, warranties and covenants with respect to Tax matters that are contained in Section 4.9 or this Article VIII of this Agreement or in any certificate delivered pursuant hereto.

             (b) Buyer shall be responsible for all Taxes of the Acquired Companies other than those Taxes for which Seller is responsible pursuant to
Section 8.2(a).

             (c) For purposes of this Article VIII, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; (ii) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis and (iii) Taxes resulting from an extraordinary transaction undertaken on the Closing Date after the Closing shall be allocated to the post-Closing Date portion of the Straddle Period.

             (d) Notwithstanding anything to the contrary in this Agreement (including provisions set forth in Section 7.4 of this Agreement), the obligations of Seller and Buyer under this Article VIII shall be unconditional and absolute, shall not be limited, shall not be subject to a deductible, threshold, cap, or similar concept, and shall remain in effect until the expiration of all applicable statutes of limitation as to time, except as provided in Section 7.4(c) of this Agreement.

         8.3 Tax Returns and Payment Responsibility.

             (a) Seller shall be responsible for and shall cause to be prepared and duly filed (i) all consolidated federal income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date, (ii) all consolidated, combined or unitary state income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date, and (iii) all Tax Returns of the Company that are due before the Closing Date. Seller shall pay any Taxes due in respect of the Tax Returns described in the preceding sentence. Buyer shall be responsible for and shall cause to be prepared and duly filed all Tax Returns with respect to the Company and its Subsidiaries, other than those that are the responsibility of Seller pursuant to this paragraph. Buyer shall pay any Taxes due in respect of the Tax Returns described in the preceding sentence. Seller shall pay by wire transfer to Buyer any Straddle Period Taxes for which Seller is responsible pursuant to
Section 8.2(a)(ii), but which are payable with the Straddle Period Tax Returns to be filed by Buyer pursuant to this section at least three days prior to the due date for the payment of such Taxes.

             (b) All Straddle Period Tax Returns that are to be prepared and filed by Buyer pursuant to the preceding paragraph and that relate to Taxes for which Seller is liable under Section 8.2(a)(ii) shall be submitted to Seller not later than 15 Business Days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). Seller shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Seller, within ten Business Days after delivery of any such Tax Return, notifies Buyer in writing that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Buyer and Seller. Upon resolution of all such items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller.

             (c) Buyer shall not (and shall not cause or permit Company or its Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Straddle Period Tax Return without the prior written consent of Seller, which consent may not be unreasonably withheld. Seller shall not (and shall not cause or permit any of its Affiliates to) amend, refile, or otherwise modify any Tax Return of the Company or any of its Subsidiaries that is not prepared on a consolidated, combined or unitary basis (a "Separate Return") if such action could have an adverse affect on the liability of Company or its Subsidiaries for any Taxes for the post-Closing portion of a Straddle Period or for any Taxes for a taxable year or period beginning after the Closing Date, without the prior written consent of Buyer, which consent may not be unreasonably withheld.

             (d) Any refunds of Taxes that are the liability of Seller under
Section 8.2(a) and that are received by Buyer or the Company or its Subsidiaries shall be paid by Buyer to

Seller within 15 days after receipt thereof, except to the extent that the amount of such Tax refund is treated as an asset on the 2001 Balance Sheet, provided that the amount to be remitted to Seller shall be reduced by the net Tax cost to Buyer or its Affiliates (including the Acquired Companies) resulting from the claim for and receipt of such refund or credit, including any additional Taxes imposed on Buyer as a result of the adjustments giving rise to such refund.

             (e) All sales, use, transfer and other similar Taxes, including any stock or asset transfer stamp Taxes shall be borne equally by Seller and Buyer.

         8.4 Contest Provisions.

             (a) In the event (i) Seller or its Affiliates or (ii) Buyer or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article VIII, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party's right to indemnification hereunder unless such failure materially adversely affects the party's ability to challenge such Tax audits or assessments.

             (b) Seller shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes with respect to any Separate Return which would adversely affect the liability for Taxes of Buyer or the Company and its Subsidiaries for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of the loss or credit carry forwards) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and such consent shall not be necessary to the extent that Seller has indemnified Buyer against the effect of any such settlement.

             (c) Buyer shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to Separate Returns with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at its expense, provided that Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Seller for any Taxes for any period ending on or before the Closing Date or for any Straddle Period, which consent shall not be unreasonably withheld and shall not be required to the extent that Buyer has indemnified Seller against the effects of such settlement.

         8.5 Tax Sharing Agreement. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller, or any of its Affiliates, on the one hand, and the Acquired Companies, on the other hand, shall be terminated as to the Acquired Companies as of the Closing Date.

         8.6 Assistance and Cooperation. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Article; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

         8.7 Retention of Records. After the Closing Date, Seller and Buyer (including the Acquired Companies) will preserve all information, records or documents relating to liabilities for Taxes the Acquired Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

         8.8 Other Provisions. The provisions of this Article VIII (and not
Section 7.2) shall govern all indemnity claims with respect to Tax matters of the Acquired Companies and the purchase of the Shares pursuant to this Agreement. All indemnity payments under this Agreement and the Adjustment Amount under Section 2.4 shall be treated as an adjustment to the Purchase Price paid for the Shares for tax purposes.

                                   ARTICLE IX
                            WARRANTY INDEMNIFICATION

         9.1 Warranty Indemnification. Seller shall indemnify, defend and hold harmless the Acquired Companies for Warranty Costs incurred by the Acquired Companies as a result of Warranty Claims that relate to houses sold by any of the Acquired Companies (and any former, direct or indirect, Subsidiaries of the Acquired Companies) on or prior to the Closing Date (the "Warranty Homes") as described in this Article IX. A house shall be considered to be sold upon the occurrence of a closing in which title is transferred to the home buyer. The parties acknowledge and agree that any claims for indemnification or otherwise involving or relating to Warranty Claims shall be governed exclusively by the provisions of this Article IX. Accordingly, no claim for indemnification involving or relating to Warranty Claims shall, to the extent of such involvement or relationship, be made by Buyer under this Agreement (including any claims under Section 7.2(a)(i)) except for a claim made under and in accordance with the procedures contained in this Article IX. The foregoing limitation shall apply notwithstanding that a representation or warranty made by Seller in Articles III or IV hereof could be construed as including a matter covered by a Warranty Claim.

         9.2 Management of Warranty Claims.

             (a) Except for Covered Claims described in Section 9.2(b), after the date hereof the Acquired Companies shall be responsible for addressing and managing all Covered Claims. The Acquired Companies shall address such claims in such manner as the Acquired Companies deem necessary or appropriate in their reasonable business judgment, and will not be required to consult with Seller prior to performing any work or incurring any cost or otherwise managing such Covered Claims.

             (b) Notwithstanding the foregoing, if any Person engages counsel in connection with a Covered Claim or commences a litigation or arbitration proceeding relating thereto, then Buyer shall notify Seller of such event promptly after Buyer becomes aware of such event, and Seller shall thereafter defend such Covered Claim (an "Assumed Claim") and the Acquired Companies shall have no further responsibility with respect to the management of such Assumed Claim, provided however, Buyer's failure to timely give such notification shall not affect the indemnification and reimbursement provided hereunder, except to the extent Seller shall have been actually prejudiced as a result of such failure. If at the time Seller assumes the defense of the Assumed Claim, the aggregate Warranty Costs incurred by the Acquired Companies has not exceeded the Warranty Threshold, then Seller may not settle, compromise or discharge such Assumed Claim without Buyer's prior written consent (which consent shall not be unreasonably withheld). After the aggregate Warranty Costs incurred by the Acquired Companies has exceeded the Warranty Threshold, Seller may settle, compromise or discharge any Assumed Claim without Buyer's prior consent, provided that there is no liability to the Acquired Companies as a result of such settlement, compromise or discharge and such settlement, compromise or discharge does not otherwise materially adversely affect the Acquired Companies.

             (c) Buyer and/or the Acquired Companies shall be entitled to participate in the defense of any Assumed Claim and to employ counsel of its choosing (not reasonably objected to by Seller), at its own expense, separate from the counsel employed by Seller.

         9.3 Cooperation. The parties shall (i) keep each other fully informed of the status of all Covered Claims and have the right to consult with counsel retained to represent the other party in connection with any Covered Claim, and
(ii) cooperate in good faith and render to each other such assistance as may be reasonably requested in order to manage or defend all Covered Claims, including the provision of records and information which are reasonably relevant to such Covered Claims, and making employees available on a mutually convenient basis to provide additional information and explanation relevant to the Covered Claims.

         9.4 Reimbursement.

             (a) Seller shall reimburse the Acquired Companies for all Warranty Costs incurred by the Acquired Companies in excess of the Warranty Threshold.

             (b) (i) Seller shall be liable for all costs, and expenses, including legal fees and expenses and costs of settlement relating to the defense of any Assumed Claim, once the aggregate Warranty Costs incurred by the Acquired Companies has exceeded the Warranty Threshold.

                 (ii) Until such time as the aggregate Warranty Costs incurred by the Acquired Companies equals the Warranty Threshold, the Acquired Companies shall reimburse Seller for (A) all repair costs incurred by Seller and payments made by Seller to claimants of any Assumed Claim approved by Buyer pursuant to Section 9.2(b); (B) all reasonable legal fees incurred by Seller in defending such Assumed Claim; (C) an amount equal to $25 for each hour any customer service employee of Seller performs work to address any Assumed Claim, provided that such work is reasonably necessary to address such Assumed Claim and is supported by reasonable documentation of the hours spent; and (D) such other reasonable out-of-pocket costs incurred by Seller in defending such Assumed Claim.

                 (iii) If reimbursement by the Acquired Companies of the costs listed in subsection (iii) would cause the aggregate Warranty Costs incurred by the Acquired Companies to exceed the Warranty Threshold, then the Acquired Companies shall be required to reimburse Seller only up to an amount such that the aggregate Warranty Costs incurred by the Acquired Companies equals the Warranty Threshold.

             (c) Notwithstanding anything contained herein to the contrary, no party shall be liable to reimburse or indemnify the other under this Agreement for any Warranty Costs incurred by such other party to the extent that the work performed by or on behalf of such other party in addressing any Warranty Claim exceeds the prevailing standards of the homebuilding construction industry in the area where the work is performed. If the work performed by or on behalf of a party exceeds such industry standards, then the other party shall only be liable to reimburse or indemnify the other to the extent that the out-of-pocket costs incurred by the other party would have been reasonably necessary to meet such industry standards.

             (d) All reimbursements required hereunder shall be paid promptly after receipt by the party required to make such reimbursement of documentation setting forth in reasonable detail the costs incurred and, where appropriate, the work performed and evidence of payment.

         9.5 Indemnification. Seller shall indemnify and defend the Acquired Companies and their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any Damages suffered or incurred by the Acquired Companies to the extent arising from (i) any unreimbursed Warranty Costs incurred by the Acquired Companies to the extent that such costs exceed the Warranty Threshold, and (ii) any breach of any covenant of Seller contained in this Article IX, including the assumption of the defense by Seller of all Covered Claims required to be assumed by Seller pursuant to Section 9.2(b).

         9.6 No Time Limitations. A claim for reimbursement or indemnification hereunder may be made at any time and from time to time after the date hereof.

         9.7 Other Limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS
ARTICLE IX, SELLER SHALL NOT BE LIABLE UNDER THIS ARTICLE IX TO THE ACQUIRED COMPANIES NOR THE ACQUIRED COMPANIES TO SELLER FOR ANY EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES,

EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST THE ACQUIRED COMPANIES OR SELLER, AS APPLICABLE, FOR WHICH SUCH PERSON IS ENTITLED TO INDEMNIFICATION OR REIMBURSEMENT UNDER THIS ARTICLE IX.

                                    ARTICLE X
                                   CONDITIONS

         10.1 Conditions to Each Party's Obligation to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

              (a) All filings with any Governmental Entity required to be made prior to the Closing Date by Seller or Buyer or any of their respective Subsidiaries, and all consents of any Governmental Entity required to be obtained prior to the Closing Date by Seller or Buyer or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Seller and Buyer shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in a Material Adverse Effect upon Buyer, Seller or the Company.

              (b) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in this Agreement. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement.

         10.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Stock Purchase are also subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of the following conditions:

              (a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, without regard to any amendments or supplements to the Disclosure Schedules of Seller (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

              (b) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

              (c) Buyer shall have been furnished with certificates, executed by a duly authorized officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions in Sections 10.2(a) and (b);

              (d) any consents required to be obtained from any Governmental Entities or other Persons shall have been obtained and delivered to Buyer;

              (e) Buyer shall have received an opinion dated the Closing Date of counsel to Seller, substantially in the form of Exhibit A. Buyer shall have received an opinion dated the Closing Date of counsel to the Acquired Companies, substantially in the form of Exhibit B;

              (f) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (A) seeking to obtain from Buyer in connection with the purchase and sale of the Shares any money damages that are material in relation to Buyer taken as a whole; (B) seeking to prohibit or limit the ownership or operation by Buyer, or any of the Acquired Companies, of any material portion of the business or assets of Buyer or the Acquired Companies taken as a whole, or to compel Buyer, or any of the Acquired Companies to dispose of or hold separate any material portion of the business or assets of Buyer or the Acquired Companies taken as a whole, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement; (C) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company; or (D) seeking to prohibit Buyer from effectively controlling in any material respect the business or operations of any Acquired Company;

              (g) Buyer shall have received a certificate of the Secretary or Assistant Secretary (or other authorized corporate officer) of Seller certifying as true, accurate and complete, as of the date of the execution of this Agreement and again as of the Closing Date:

                  (i) a copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which it is a party;

                  (ii) a certified copy of the articles of incorporation issued by the Secretary of State of Seller;

                  (iii) a copy of the bylaws of Seller; and

                  (iv) the incumbency of the officer or officers authorized to execute on behalf of Seller this Agreement and the other documents contemplated hereby to which it is a party;

              (h) Buyer shall have received a certificate of the Secretary or Assistant Secretary (or other authorized corporate officer) of the Company and each other Acquired Company certifying as true, accurate and complete, as of the date of this Agreement and again as of the Closing Date:

                  (i) a certified copy of the articles of incorporation (or other similar constituent document) of the respective entity issued by the Secretary of State of the state of such respective entity's incorporation or organization; and

                  (ii) a copy of the bylaws (or other similar constituent document) of such respective entity;

              (i) since the date of this Agreement, there shall have been no event, change, occurrence or circumstance having, or which could have, individually or in the aggregate a Material Adverse Effect on the Company;

              (j) Buyer shall have received the resignations of the director and officers of the Acquired Companies pursuant to Section 6.9; and

              (k) James Carr and Harold L. Eisenbacher shall have each entered into an amendment to their respective employment agreements with Communities, each in the form consented to by Buyer on or before the date hereof;

              (l) the partners of the Partnership shall have amended the partnership agreement of the Partnership to elect to be taxed for federal Tax purposes as a corporation;

              (m) all assets of the Acquired Companies shall be free and clear of all Liens securing indebtedness of any Acquired Company, including any Liens securing indebtedness to the issuers or beneficiaries of the Credit Enhancements; and

              (n) WCI and Engle Homes/Broward, Inc. shall have entered into a Real Estate Purchase Agreement, substantially in the form attached hereto as Exhibit C, providing the Acquired Companies the option to purchase from Engle 240 lots at Huntington Lakes.

         10.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Stock Purchase are also subject to the satisfaction or waiver by Seller prior to the Closing Date of the following conditions:

              (a) the representations and warranties of Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, without regard to any amendments or supplements to the Disclosure Schedule of Buyer (except to the extent such representations and warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date);

              (b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

              (c) Seller shall have been furnished with certificates, executed by a duly authorized officer of Buyer, dated the Closing Date, certifying as to the fulfillment of conditions in Sections 10.3(a) and (b);

              (d) Seller shall have received reasonably satisfactory evidence of the release of the Guaranties or, if the release has not been obtained, an agreement or other document in form reasonably satisfactory to Seller evidencing the indemnification obligations of Buyer and the Company, as set forth in
Section 6.12;

              (e) Buyer shall have delivered the Closing Payment;

              (f) Seller shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher LLP, counsel to Buyer, substantially in the form of Exhibit D;

              (g) all assets of the Acquired Companies shall be free and clear of all Liens securing indebtedness of any Acquired Company, including any Liens securing indebtedness to the issuers or beneficiaries of the Credit Enhancements; and

              (h) Seller shall have received a certificate of the Secretary or Assistant Secretary (or other authorized corporate officer) of Buyer certifying as true, accurate and complete, as of the date of this Agreement and again as of the Closing Date:

                  (i) a copy of resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which it is a party; and

                  (ii) the incumbency of the officer or officers authorized to execute on behalf of Buyer this Agreement and the other documents contemplated hereby to which it is a party.

         10.4 Supplemental Disclosure.

              (a) With respect to the representations and warranties of each party contained in this Agreement, such party shall have the continuing right and obligation until the Closing or termination of this Agreement to supplement or amend promptly such party's Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement (including updates for activities during the period between the date hereof and the Closing), would have been required to be set forth or described in such party's Disclosure Schedules.

              (b) If any party shall waive satisfaction of any condition for its benefit set forth in Section 10.2 or 10.3, as applicable, at the Closing, which condition is not satisfied because of a breach of a representation or warranty of the other party, such waiver shall preclude any right of such waiving party to indemnification, payment of Damages, or other remedy based on the breach of such representation and warranty to the extent that the breach is expressly disclosed in an amended or supplemented Disclosure Schedule of the other party delivered at Closing. If a party shall deliver a supplement to its Disclosure Schedule and the other party proceeds to consummate the Closing, then all matters disclosed on such supplement shall be deemed to be accepted by the other party and not be the basis of any claim for indemnification following the Closing. Notwithstanding the foregoing, no such action by Buyer shall be deemed or construed to limit any rights or remedies of Buyer under this Agreement for any breach of the covenant of Seller set forth in Section 6.1(q).

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination by Mutual Consent. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date, by mutual written consent of Seller and Buyer.

         11.2 Termination by Either Buyer or Seller. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date by either Buyer or Seller, by action of their respective Boards of Directors if any Order permanently restraining, enjoining or otherwise prohibiting the Stock Purchase shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6. 2 with respect to the removal or lifting of such Order and the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.

         11.3 Termination by Seller. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date, by Seller if:

              (a) (i) the Stock Purchase shall not have been consummated on or before May 6, 2002, or

                  (ii) any of the conditions set forth in Section 10.1 or 10.3 shall have become incapable of fulfillment;

         provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Seller if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Stock Purchase referenced in this subsection (a); or

              (b) there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Seller to Buyer and (ii) the date referred to in subsection (a).

         11.4 Termination by Buyer. This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date by Buyer if:

              (a) (i) the Stock Purchase shall not have been consummated on or before May 6, 2002, or

                  (ii) any of the conditions set forth in Section 10.1 or
         Section 10.2 shall have become incapable of fulfillment;

         provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Buyer if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this subsection (a); or

              (b) there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Buyer to such party and (ii) the date referred to in subsection (a).

         11.5 Effect of Termination. Each party's right of termination under this Article X is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 6.5 and the Confidentiality Agreement between Technical Olympic and Buyer dated January 25, 2002 (the "Confidentiality Agreement") will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Entire Agreement; Assignment.

              (a) This Agreement (including the documents, schedules, exhibits and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, and all contemporaneous oral agreements and understandings among the parties with respect to the subject matter hereof, except for the provisions of the Confidentiality Agreement not inconsistent herewith. Except for express representations, warranties and covenants of Seller contained herein or made by the executive officers or other authorized officers of Seller in writing after the date hereof, there are no representations or warranties whatsoever by or on behalf of Seller or any of its officers, directors, employees, affiliates and agents relating to the Acquired Companies.

              (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party hereto.

              (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              (d) If the Closing occurs and if Seller or any of its successors or assigns shall consolidate with or merge into Engle or its successors or assigns and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any such Person, then in each case, Seller, as applicable, shall not permit or authorize such transaction unless proper provision shall be made so that the successors and assigns of Seller shall assume the obligations thereof set forth in this Agreement or provide comparable protections.

         12.2 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

         12.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

         If to Buyer:

         Standard Pacific Corp.
         15326 Alton Parkway
         Irvine, CA  92618
         Attn: Clay A. Halvorsen
         Facsimile Number: (949) 789-1609

         with a copy to

         Gibson, Dunn & Crutcher LLP
         333 South Grand Avenue
         Los Angeles, CA  90071-3197
         Facsimile Number: (213) 229-7520
         Attn:  Gregory L. Surman

         If to Seller:

         Newmark Homes Corp.
         4000 Hollywood Blvd., Suite 500-N
         Hollywood, Florida  33021
         Attention: Tommy McAden, Chief Financial Officer
         Facsimile Number: 954-364-4010


         with a copy to

         Newmark Homes Corp.
         c/o Technical Olympic, Inc.
         1200 Soldiers Field Drive
         Sugar Land, Texas  77479
         Attention:  Holly H. Hubenak, General Counsel
         Facsimile Number: 281-243-0116

         and

         Vinson & Elkins L.L.P.
         2300 First City Tower
         1001 Fannin Street
         Houston, TX 77002-6760
         Facsimile Number: 713-615-5618
         Attn:  T. Mark Kelly


or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

         12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof.

         12.5 Construction. In interpreting and construing this Agreement, the following principles shall be followed:

                  (i) the terms "herein," "hereof," "hereby," and "hereunder," or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

                  (ii) references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

                  (iii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

                  (iv) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

                  (v) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

                  (vi) the plural shall be deemed to include the singular, and vice versa.

         12.6 Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

         12.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including any employee or former employee of the Acquired Companies (or any beneficiary or dependent thereof). Notwithstanding the foregoing, the provisions of Article VII shall extend to and benefit such parties as expressly set forth in such article.

         12.8 Waiver. No waiver of any breach of the provisions of this Agreement will be deemed to have been made by any party, unless such waiver is expressed in writing and signed by the party against which it is to be enforced. The waiver by any party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching party as a waiver of the non-breaching party's remedies with respect to any other or continuing or subsequent breach.

         12.9 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

         12.10 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

         12.11 Arbitration.

               (a) Any controversy or claim between the parties, whether based on contract, tort, statute or other legal or equitable theory arising out of or related to this Agreement (including any amendments or extensions) or the breach or termination hereof or any right to indemnity hereunder (each, a "Dispute") shall be settled by arbitration in accordance with arbitration terms and procedures set forth herein.

               (b) Without in any way limiting subsection (a) above, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising between them out of or relating to this Agreement or the actions or any of them in the negotiation, administration, performance and enforcement thereof.

               (c) All Disputes submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority, the following procedural rules: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New York. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof.

               (d) Either party may invoke arbitration (the "Disputing Party") by providing notice to the other party (the "Other Party") in which the Disputing Party shall specify the Dispute in reasonable detail, request arbitration and designate an arbitrator (the "Dispute Notice"). Within ten Business Days of receipt of the Dispute Notice, the Other Party shall designate one arbitrator. The Disputing Party's arbitrator and the Other Party's arbitrator shall select the third arbitrator. Such three arbitrators shall constitute the "Arbitration Panel." If the Other Party fails or refuses to select an arbitrator within the specified ten Business Day period, the Disputing Party's arbitrator shall be the single arbitrator to resolve the Dispute. The arbitrator (or the Arbitration Panel, acting by majority vote, as appropriate) shall resolve all Disputes. If a Dispute involves less that $250,000, then the parties agree to cooperate to use reasonable efforts to select one neutral arbitrator to decide the Dispute, and if the parties cannot select a neutral arbitrator within ten Business Days of receipt of the Dispute Notice, such neutral arbitrator shall be selected pursuant to the rules of the AAA. Subject to any award of damages pursuant to subsection (e) below, each party shall pay all fees for the arbitrator selected by such party, and the fees of the neutral arbitrator shall be borne equally by the parties, or, in the event of a single arbitrator the fees for such arbitrator.

               (e) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, acting by majority vote, as appropriate) and the parties shall take all reasonable steps to conclude any arbitration proceeding hereunder within 90 days of the later of (i) the filing of the Dispute with the AAA, or (ii) the selection of the arbitrator or Arbitration Panel, as appropriate. This time may be extended upon written agreement of the parties or upon order of the arbitrator (or Arbitration Panel acting by majority vote, as appropriate). Unless the parties shall agree otherwise, arbitration proceedings hereunder shall be conducted in Miami, Florida. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any Dispute, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. Consistent with the expedited nature of the arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents on which the producing party may rely in support of or in opposition to any claim or defense directly relevant to the issues raised by any claim or counterclaim. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this Agreement, unless the parties otherwise expressly agree in writing.

               (e) To the extent permitted by applicable law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, travel expenses, out-of-pocket costs, witness fees, and arbitrators' fees) to the prevailing party or, if no clear prevailing party, as the arbitrator (or Arbitration Panel, if applicable) shall deem just and equitable. The arbitration award shall be in writing, signed by the arbitrator (or a majority of the Arbitration Panel, as appropriate). Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information acquired by applicable law or as may be required for enforcement of any award.

                            [Signature page follows]

                   [SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


"SELLER"
Newmark Homes Corp.,
a Delaware corporation


By:      /s/ Lonnie M. Fedrick                      By:       /s/ Terry C. White
Name:    Lonnie Fedrick                             Name:     Terry C. White
Title:   President and Chief Executive Officer      Title     Secretary

"BUYER"
Standard Pacific Corp.,
a Delaware corporation


By:       /s/ Stephen J. Scarborough                By:       /s/ Andrew H. Parnes
Name:     Stephen J. Scarborough                    Name:     Andrew H. Parnes
Title:    Chairman and Chief Executive Officer      Title     Senior Vice President-Finance
                                                    and Chief Financial Officer